UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Regal-Beloit Corporation
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REGAL BELOIT CORPORATION
200 State Street
Beloit, Wisconsin 53511

Notice of 2014 Annual Meeting of Shareholders
To Be Held April 28, 2014

To the Shareholders of Regal Beloit Corporation:

You are hereby notified that the 2014 Annual Meeting of Shareholders of Regal Beloit Corporation will be held at the James L. Packard Learning Center located at the Company’s corporate headquarters, 200 State Street, Beloit, Wisconsin 53511, on Monday, April 28, 2014, at 9:00 a.m., Central Daylight Time, for the following purposes:

1.                                      To elect three Class C Directors for terms expiring at the 2017 Annual Meeting of Shareholders.

2.                                      To consider a shareholder advisory vote on the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement.

3.                                      To ratify the selection of Deloitte & Touche LLP as the independent auditors for the Company for the year ending January 3, 2015.

4.                                      To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 5, 2013 as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting.

We hope that you will be able to attend the meeting in person, but if you are unable to do so, please complete, sign and promptly mail back the enclosed proxy form, using the return envelope provided.  You also have the option to vote your shares by the Internet or telephone by following the instructions printed on the enclosed proxy card.  If, for any reason, you should subsequently change your plans, you may, of course, revoke your proxy at any time before it is actually voted.

By Order of the Board of Directors
REGAL BELOIT CORPORATION

/s/ Peter C. Underwood

Peter C. Underwood
Vice President, General Counsel and Secretary

Beloit, Wisconsin
March 27, 2014

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 28, 2014.  The Regal Beloit Corporation proxy statement for the 2014 Annual Meeting of Shareholders and 2013 Annual Report to Shareholders are available at www.proxydocs.com/rbc.

PROXY STATEMENT

This proxy statement and accompanying proxy card are being mailed to holders of Regal Beloit Corporation (“we” or the “Company”) common stock beginning on or about March 27, 2014.  The Company, on behalf of its Board of Directors (the “Board”), is soliciting your proxy to vote your shares of the Company’s common stock at the 2014 annual meeting of shareholders and all adjournments or postponements thereof (the “Annual Meeting”).  We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the Annual Meeting.  In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

COMMONLY ASKED QUESTIONS AND ANSWERS

ABOUT THE ANNUAL MEETING

Q:                                   What am I being asked to vote on?

A:                                   •      The election of directors;

•                  An advisory vote on the compensation of our named executive officers as disclosed in this proxy statement; and

•                  Ratification of the selection of Deloitte & Touche LLP as our independent auditors for the year ending January 3, 2015.

Q:                                   Who can vote?

A:                                   Holders of our common stock as of the close of business on the record date, March 5, 2014, may vote at the Annual Meeting, either in person or by proxy.  Each share of common stock is entitled to one vote.

Q:                                   How do I vote?

A:           By Proxy—Before the Annual Meeting, you can give a proxy to vote your shares of common stock in one of the following ways:

•                  by telephone;

•                  by using the Internet; or

•                  by completing and signing your proxy card and mailing it in time to be received prior to the Annual Meeting.

The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are printed on the enclosed proxy card.

If you mail to us your properly completed and signed proxy card, or vote by telephone or the Internet, then your shares of common stock will be voted according to the choices that you specify. If you sign and mail your proxy card to us without making any choices, your proxy will be voted:

•                  FOR the election of all persons nominated by the Board for election as directors;

•                  FOR the approval of the compensation of our named executive officers; and

•                  FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for the year ending January 3, 2015.

Other than the election of directors, approval of the compensation of our named executive officers and the ratification of the selection of our independent auditors, we are not currently aware of any other matters that will be brought before the Annual Meeting.  However, by giving your proxy, you appoint the persons named as proxies as your representatives at the Annual Meeting.  If a matter comes up for a vote at the Annual Meeting that is not included in the proxy materials, then the proxy holders will vote your shares in accordance with their best judgment.

In Person—You may come to the Annual Meeting and cast your vote there.  If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, then your broker, bank or other nominee will provide you with instructions for voting your shares.

Q:                                   May I change or revoke my vote?

A:                                   You may change your vote or revoke your proxy at any time prior to your shares being voted by:

•                  notifying our Secretary in writing that you are revoking your proxy;

•                  giving another signed proxy that is dated after the date of the proxy that you wish to revoke;

•                  using the telephone or Internet voting procedures; or

•                  attending the Annual Meeting and voting in person (attendance at the Annual Meeting alone will not revoke your proxy).

Q:                                   Will my shares be voted if I do not provide my proxy?

A:                                   It depends on whether you hold your shares in your own name or in the name of a brokerage firm.  If you hold your shares directly in your name, then they will not be voted unless you provide a proxy or vote in person at the Annual Meeting.  Brokerage firms or other nominees generally have the authority to vote customers’ uninstructed shares on certain “routine” matters.  If your shares are held in the name of a brokerage firm, the brokerage firm has the discretionary authority to vote your shares in connection with the ratification of our independent auditors if you do not timely provide your proxy because this matter is considered “routine” under the New York Stock Exchange (“NYSE”) listing standards.

However, if you have not provided directions to your broker, your broker will not be able to vote your shares with respect to the election of directors or the approval of the compensation of our named executive officers.  We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.

Q:                                   What constitutes a quorum?

A:                                   As of the record date, March 5, 2014, 45,106,563 shares of our common stock were issued and outstanding and entitled to vote at the Annual Meeting.  To conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or the Internet, then you will be considered present at the Annual Meeting for purposes of determining the presence of a quorum.  Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining the presence of a quorum.  A broker “non-vote” occurs when a broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under NYSE rules, does not have discretionary authority to vote on a proposal.

Q:                                   What vote is needed for these proposals to be adopted?

A:                                   Proposal 1—The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting is required to elect each director (assuming a quorum is present).  Withhold votes, abstentions and broker “non-votes” will have the effect of votes against the election of director nominees.

Proposal 2— The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting is required to approve the compensation of our named executive officers (assuming a quorum is present).  Because this vote is advisory, the results of the vote are not binding on our Board of Directors or our Compensation and Human Resources Committee.  However, if there is a significant vote against the compensation of our named executive officers, then our Board of Directors and our Compensation and Human Resources Committee will carefully evaluate whether any actions are necessary to address those concerns.  Abstentions and broker non-votes will have the effect of votes against this proposal.

Proposal 3—The affirmative vote of the holders of a majority of the shares of our common stock represented and voted at the Annual Meeting (assuming a quorum is present) is required to ratify the selection of Deloitte & Touche LLP as our independent auditors for the year ending January 3, 2015.  Abstentions will have the effect of votes against this proposal.

Q:                                   Who conducts the proxy solicitation and how much will it cost?

A:                                   We are requesting your proxy for the Annual Meeting and will pay all costs of soliciting shareholder proxies.  In addition to soliciting proxies by mail and through the Internet, we may request proxies personally and by telephone, fax or other means.  We can use our directors, officers and regular employees to request proxies.  These people do not receive additional compensation for these services.  We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket and clerical expenses for forwarding solicitation materials to beneficial owners of our common stock.

Q:                                   Are the Company’s proxy materials available on the Internet?

A:                                   Yes.  The Company’s proxy statement for the 2014 Annual Meeting of Shareholders and 2013 Annual Report to Shareholders are available at www.proxydocs.com/rbc.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board is currently comprised of ten directors, divided into two classes of three members each and one classes of four members, with the terms of one class of directors expiring each year.  The Board has nominated Thomas J. Fischer, Rakesh Sachdev and Jane L. Warner, each of whom is currently serving as a director, for election at the Annual Meeting as Class C directors to serve until the 2017 annual meeting of shareholders and until their successors are duly elected and qualified.  Ms. Warner was appointed to the Board in July 2013 in connection with an increase in the size of the Board from nine to ten directors.  Pursuant to the terms of our Corporate Governance Guidelines, Carol Skornicka, who is currently also a Class C director, is retiring as a director at the expiration of her term at the Annual Meeting as a result of reaching the mandatory retirement age.  Upon Ms. Skornicka’s retirement, the size of our Board will be reduced to nine directors, with each of the three classes to be comprised of three members.  All of our other directors are expected to serve on the Board until their respective terms expire as indicated below.

Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the persons named as nominees herein.  The Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected.  However, in the event that any nominee should be unable or unwilling to serve, the shares represented by proxies received will be voted for another nominee selected by the Board.

The following sets forth certain information, as of March 5, 2014, about each of the Board nominees for election at the Annual Meeting and each director whose term will continue after the Annual Meeting.  Except as otherwise noted, each nominee has engaged in the principal occupation or employment and has held the offices shown for more than the past five years.

Nominees for Election at the Annual Meeting

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships

Class C Directors—Terms Expiring at the 2014 Annual Meeting of Shareholders

Thomas J. Fischer	66	2004

Corporate financial, accounting and governance consultant since 2002; retired Deputy Managing Partner for the Great Plains Region and Milwaukee office managing partner, Arthur Andersen LLP; director, Badger Meter Inc., Actuant Corporation and Wisconsin Energy Corporation. The skills Mr. Fischer acquired through these positions in the areas of financial matters, accounting and auditing matters including financial reporting, corporate transactions and enterprise risk management, as well as his background as a director and audit committee member of several publicly-traded companies, led to the conclusion that he should serve as a director of the Company.

Rakesh Sachdev	57	2007

President and Chief Executive Officer of Sigma-Aldrich Corporation (a life science and technology company that develops and sells biochemical and organic chemical products and kits) since November 2010; prior thereto served as Vice President and Chief Financial Officer of Sigma-Aldrich Corporation since October 2008; prior thereto worked in various positions with ArvinMeritor, Inc. since 1999, including Senior Vice President and President of Asia Pacific from 2007 to October 2008, Senior Vice President-Strategy and Corporate Development from 2005 to 2007 and Vice President and Corporate Controller/Interim CFO from 2003 to 2005. Mr. Sachdev has held varied executive positions at publicly-traded manufacturing companies over his career, giving him experience in the areas of corporate transactions, operations and manufacturing, international business, corporate communications and enterprise risk management. Mr. Sachdev also has significant financial expertise as a chief financial officer, an educational background in mechanical engineering, and significant experience living and managing business in foreign locations in which the Company does business. These skills led to the conclusion that Mr. Sachdev should serve as a director of the Company.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships

Jane L. Warner	67	2013

Retired Executive Vice President, Decorative Surfaces and Finishing, of Illinois Tool Works Inc. (a manufacturer of engineered fasteners and components, equipment and consumable systems, and specialty products); employed by Illinois Tool Works Inc. from 2005 to 2013. Prior thereto, she served as President of Plexus Systems LLC from 2004 to 2005. (One of our directors, Dean A. Foate, is the President and Chief Executive Officer of Plexus Corporation. Plexus Systems LLC is not affiliated with Plexus Corporation.) She also served in various capacities with Electronic Data Systems Corporation from 2000 to 2004, including serving as President, Global Manufacturing Industry Group, from 2002 to 2004. Ms. Warner also served as Executive Vice President for first tier supplier Textron Automotive from 1994 to 1999. Prior thereto, she held executive positions in manufacturing, engineering and human resources over a 20-year span at General Motors Corporation. Ms. Warner is a director of MeadWestvaco Corporation and Tenneco Inc. Ms. Warner has extensive leadership and operational experience in global industrial manufacturing, as well as significant experience in quality roles and human resources. These skills led to the conclusion that Ms. Warner should serve as a director of the Company. Ms. Warner was originally recommended as a nominee for director by a third-party search firm acting on behalf of the Corporate Governance and Director Affairs Committee.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS CLASS C DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” ALL NOMINEES.

Directors Continuing in Office:

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships

Class A Directors — Terms Expiring at the 2015 Annual Meeting of Shareholders

Stephen M. Burt	49	2010

Managing Director of Duff & Phelps (a provider of independent financial advisory and investment banking services) and President of Duff & Phelps Securities, LLC (a provider of merger and acquisition advisory services) since 1994. Mr. Burt’s experience in global mergers and acquisitions, business development and capital raising, as well as his background in corporate banking and advisory services, experience with manufacturing industries and education in finance, led to the conclusion that he should serve as a director of the Company.

Henry W. Knueppel	65	1987

Non-Executive Chairman of Harsco Corporation (a diversified, multinational provider of industrial services and engineered products); Interim Chairman and Chief Executive Officer of Harsco Corporation from February 2012 to September 2012; Former Chairman of the Board and Chief Executive Officer of the Company from April 2006 to May 2011; elected Chief Executive Officer April 2005; President and Chief Operating Officer from 2002-2005; Executive Vice President from 1987-2002; director, Harsco Corporation, Snap-on Incorporated, and Wisconsin Energy Corporation. Mr. Knueppel’s experience as a former executive of the Company and his resulting skills in the areas of corporate transactions, operations and manufacturing, international business, brand marketing, corporate communications and enterprise risk management, along with his familiarity with our business and industry and his former role as our Chairman and Chief Executive Officer, led to the conclusion that he should serve as a director of the Company.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships

Dean A. Foate	55	2005

President and Chief Executive Officer of Plexus Corporation (an electronics manufacturing services company) since 2002; Chairman of the Board of Plexus Corporation since 2013; served as Chief Operating Officer of Plexus Corporation from 2001-2002; director of Plexus Corporation. Mr. Foate’s experience as a chief executive officer, in business development and corporate transactions, operations and manufacturing, international business, brand marketing and enterprise risk management gained as an executive and a director of a publicly-traded company, as well as his background in electrical engineering, led to the conclusion that he should serve as a director of the Company.

Class B Directors—Terms Expiring at the 2016 Annual Meeting of Shareholders

Christopher L. Doerr	64	2003

Co-CEO of Sterling Aviation Holdings, Inc. (aircraft management and charter company) since 2004 and Co-CEO of Passage Partners, LLC (a private investment company) since 2001; Former Executive Chairman and Chief Executive Officer of Karl’s Rental, Inc. (global manufacturer and supplier of portable event structures and related equipment) from 2009 to December 2011; former President and Co-CEO, Leeson Electric Corporation from 1986-2001. Mr. Doerr is currently a director of Roadrunner Transportation Systems, Inc., and has served as director of several privately-held and publicly-traded companies and as a chief executive officer of a number of privately-held companies. Mr. Doerr’s leadership experience and operations and manufacturing, international business and brand marketing expertise garnered from these positions, as well as his familiarity with our industry from his time as co-chief executive officer of Leeson Electric Corporation, which manufactured electric motors, gear boxes and drives, led to the conclusion that he should serve as a director of the Company.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships

Mark J. Gliebe	53	2007

Chairman of the Board and Chief Executive Officer of the Company; was appointed Chairman of the Board in January 2012 and became Chief Executive Officer in May 2011; served as President and Chief Operating Officer of the Company from December 2006 to May 2011; Vice President and President-Electric Motors Group of the Company from January 2005 to December 2005; prior thereto employed by General Electric Company (a diversified industrial and commercial manufacturing corporation) as the General Manager of GE Motors & Controls in the GE Consumer & Industrial business unit from 2000-2004. Mr. Gliebe’s skills in corporate transactions, operations and manufacturing, international business, brand marketing and enterprise risk management, and his familiarity with the industry in which we compete, acquired through his prior background as a manager and executive at a publicly-traded company and as an executive of the Company, led to the conclusion that he should serve as a director of the Company.

Curtis W. Stoelting	54	2006

Former Chief Executive Officer of TOMY International (formerly RC2 Corporation, a designer, producer and marketer of high-quality toys, collectibles and infant and toddler products), from 2003 to 2013; prior thereto served as Chief Operating Officer of RC2 Corporation from 2000-2003 and Executive Vice President from 1998-2003; director, TOMY Company, Ltd. Mr. Stoelting’s skills in business development and corporate transactions, operations and manufacturing, international business, brand marketing and enterprise risk management gained as a chief executive officer and director of a publicly held company, as well as his financial expertise as a certified public accountant, led to the conclusion that he should serve as a director of the Company.

BOARD OF DIRECTORS

Corporate Governance and Independent Directors

The Board has in effect Corporate Governance Guidelines that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board.  The Corporate Governance Guidelines are available, free of charge, on our website at www.regalbeloit.com.  We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

The Corporate Governance Guidelines provide that a majority of the members of the Board must be independent directors under the listing standards of the NYSE.  The Board has also adopted certain categorical standards of director independence to assist it in making determinations of director independence and which are contained in the Corporate Governance Guidelines.  The categorical standards of director independence adopted by the Board are available on our website at www.regalbeloit.com.

Based on these standards, the Board has affirmatively determined by resolution that Messrs. Burt, Doerr, Fischer, Foate, Sachdev and Stoelting and Ms. Warner have no material relationship with the Company, and, therefore, each is independent in accordance with the NYSE listing standards and with the categorical standards of director independence adopted by the Board.  The Board will regularly review the continuing independence of the directors.

Code of Business Conduct and Ethics

The Board has adopted the Regal Beloit Corporation Code of Business Conduct and Ethics, which applies to our directors, officers and employees. The Code is available, free of charge, on our website at www.regalbeloit.com.

Board Leadership Structure

Our Board does not have a policy on whether or not the roles of CEO and Chairman should be separate.  Our Board reserves the right to vest the responsibilities of the CEO and Chairman in different individuals or in the same individual if in the Board’s judgment a combined CEO and Chairman position is in the best interest of our company.  In the circumstance where the responsibilities of the CEO and Chairman are vested in the same individual, or where the Chairman is not considered independent, the Board will designate a Presiding Director from among the independent directors to preside at the meetings of the non-employee director executive sessions.

Our Board believes that Mr. Gliebe, as Chairman of the Board, best serves the needs of the Board and our shareholders.  Our Board made this determination in part because it believes that Mr. Gliebe’s extensive experience and qualifications within the electric motor industry and in-depth knowledge of our markets and customer base allows him to provide strong leadership and act as a unified spokesperson on behalf of the Company.  Our Board also believes that having Mr. Gliebe serve as both our Chief Executive Officer and our Chairman of the Board will allow him to leverage the information gained from both roles to lead the Company most effectively.

Presiding Director

To supplement the combined Chairman and CEO position, our Board created a Presiding Director role.  The position of the Presiding Director rotates periodically among the non-employee directors as determined by the Board upon the recommendation of the Corporate Governance and Director Affairs Committee.  Mr. Stoelting currently serves as the Presiding Director.  The Presiding Director is an independent and empowered director who is appointed by the independent directors and who works closely with the Chairman.

In addition to serving as the principal liaison between the independent directors and the Chairman in matters relating to the Board as a whole, the primary responsibilities of the Presiding Director are as follows:

•      Preside at all meetings of the Board at which the Chairman is not present, including any executive sessions of the independent directors, and establish agendas for such executive sessions in consultation with the other directors and the Chairman;

•      Review and approve proposed Board meeting agendas;

•      Review and approve Board meeting schedules to help assure that there is sufficient time for discussion of all agenda items;

•      Have the authority to call meetings of the independent directors as appropriate;

•      Participate, with the Chair of the Compensation and Human Resources Committee, in communicating to the CEO the results of the Board’s annual review of the CEO’s performance; and

•      Be available, as deemed appropriate by the Board, for consultation and direct communication with shareholders.

Oversight of Risk Management

Our full Board is responsible for the oversight of our company’s operational and strategic risk management process.  In furtherance of the Board’s risk management oversight goals, the Board has created a Risk and Compliance Committee comprised of senior management and key managers of each of our company’s business units and functions around the world.  The Risk and Compliance Committee is charged with, among other things, identifying, assessing and developing a mitigation strategy for significant risks that could impact our ability to meet our objectives and execute our strategies.  The management-based Risk and Compliance Committee identifies and clarifies significant risks that may impact our company and assesses those risks, resulting in the establishment of a plan response/mitigation strategy for significant risks.  The management-based Risk and Compliance Committee delivers a summary of its activities and findings directly to our CEO, the Audit Committee, and our full Board.  Our Board relies on our Audit Committee to address significant financial risk exposures facing our company and the steps management has taken to monitor, control and report such exposures, with appropriate reporting of these risks to be made to the full Board.  Our Board relies on our Compensation and Human Resources Committee to address significant risk exposures facing our company with respect to compensation programs and incentives, also with appropriate reporting of these risks to be made to the full Board.  Our Board’s role in our company’s risk oversight has not affected our leadership structure.

Executive Sessions

The Board will have at least four regularly scheduled meetings per year at which the non-employee directors will meet in executive session without members of our management being present, and at least one regularly scheduled meeting per year at which the independent directors will meet in executive session without members of management or other directors present.  The non-employee directors may also meet without management present at such other times as they determine appropriate.  Members of the Company’s senior executive management who are not members of the Board will participate in Board meetings to present information, make recommendations, and be available for direct interaction with members of the Board.

Communications with the Board

Shareholders and other interested parties may communicate with the full Board, the Chairman of the Board, non-management directors as a group or individual directors, including the Presiding Director, by delivering a written communication to Regal Beloit Corporation, Attention: Board of Directors, 200 State Street, Beloit, Wisconsin 53511, or by sending an e-mail communication to board.inquiry@regalbeloit.com.  The communications should be addressed to the specific director or directors whom the shareholder or interested party wishes to contact and should specify the subject matter of the communication. The Company’s Secretary will deliver appropriate communication directly to the director or directors to whom it is addressed.  The Secretary will generally not forward to the director or directors communication that he determines to be primarily commercial in nature or concerns our day-to-day business activities, or that requests general information about the Company.

Concerns about accounting or auditing matters or possible violations of the Regal Beloit Corporation Code of Business Conduct and Ethics should be reported pursuant to the procedures outlined in the Code of Business Conduct and Ethics and in our policy regarding Reporting Ethical, Legal and Accounting Concerns, both of which are available on our website at www.regalbeloit.com.

Committees

We have standing Audit, Compensation and Human Resources, and Corporate Governance and Director Affairs Committees of the Board.  Each committee is appointed by and reports to the Board.  The Board has adopted, and may amend from time to time, a written charter for each of the Audit, Compensation and Human Resources, and Corporate Governance and Director Affairs Committees.  We make copies of each of these charters available free of charge on our website at www.regalbeloit.com.

Audit Committee.  The Audit Committee consists of Messrs. Fischer (Chairperson) and Stoelting and Ms. Warner.  Each of the members of the committee is independent as defined by the NYSE listing standards and the rules of the Securities and Exchange Commission (the “SEC”).  The Board has determined that each of Messrs. Fischer and Stoelting qualifies as an “audit committee financial expert” as defined in SEC rules and meets the expertise requirements for audit committee members under the NYSE listing standards.  The principal functions performed by the Audit Committee, which met six times in person in 2013, are to assist the Board in monitoring the overall quality of the Company’s financial statements and financial reporting, the independent auditor’s qualifications and independence, our accounting controls and policies, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements. The Audit Committee has the sole authority to appoint, retain, compensate and terminate our independent auditors and to approve the compensation paid to the independent auditors.  The Audit Committee has presented to shareholders for ratification at the Annual Meeting its selection of independent auditors for 2014.  See “Proposal 3: Ratification of Deloitte & Touche LLP as the Company’s Independent Auditors for 2014.”

One member of the Audit Committee, Mr. Fischer, serves on the audit committees of three other public companies.  On January 24, 2014, the Board of Directors considered what it believes to be all of the relevant facts and responsibilities relating to such simultaneous service by Mr. Fischer and affirmatively determined that the simultaneous service would not impair Mr. Fischer’s ability to serve effectively on our Audit Committee.

Compensation and Human Resources Committee.  The Compensation and Human Resources Committee consists of Messrs. Doerr (Chairperson), Foate and Burt.  Each of the members of the Compensation and Human Resources Committee is independent as defined by the NYSE listing standards.  The principal functions of the Compensation and Human Resources Committee, which met five times in 2013, are to help develop our overall compensation philosophy; administer our incentive compensation plans (including our equity incentive plans); determine and approve the compensation of the Chief Executive Officer and the other principal corporate officers; review and monitor succession and leadership development planning; and review, formulate, recommend and administer short- and long-range compensation programs for the principal corporate officers and key employees.  A more complete description of our Compensation and Human Resources Committee’s practices can be found in the Compensation Discussion and Analysis section of this Proxy Statement.  The Compensation and Human Resources Committee from time to time uses independent compensation consultants to assist the Committee in the performance of its responsibilities.  As part of its evaluation of potential compensation consultants, the Committee considers all factors relevant to the consultant’s independence from management and potential conflicts of interest in accordance with applicable SEC rules and NYSE listing standards.  After selecting an independent compensation consultant, the Committee periodically meets with that consultant throughout the year at such times as the Committee deems appropriate, and receives reports and advice from the consultant on matters of executive compensation.  In 2013, the Committee selected Towers Watson & Co to serve as its independent compensation consultant.  The Committee also engaged Stern Stewart & Co. in 2013 to assist with the setting of goals under our Shareholder Value Added (SVA) Plan.  Neither Towers Watson nor Stern Stewart & Co. perform any other services for us or our named executive officers other than the services provided at the direction of the Committee.

Corporate Governance and Director Affairs Committee.  The Corporate Governance and Director Affairs Committee consists of Messrs. Sachdev (Chairperson) and Burt and Ms. Skornicka.  Each of the members of the Corporate Governance and Director Affairs Committee is independent as defined by the NYSE listing standards.  The principal functions of the Corporate Governance and Director Affairs Committee, which met five times in 2013, are to develop and recommend to the Board a set of corporate governance principles applicable to our company, including matters of Board organization, membership, compensation, independence and function, and committee structure and membership; take a leadership role in shaping our corporate governance; identify directors qualified to serve on the committees established by the Board; and to recommend to the Board the members and the chairperson for each committee to be filled by the Board. This Committee also serves as the nominating committee of the Board and is responsible for identifying individuals qualified to become directors (consistent with the criteria approved by the Board) and to recommend candidates for all directorships to be filled by the Board or by our shareholders.

Nominations of Directors

The Corporate Governance and Director Affairs Committee will consider persons recommended by shareholders to become nominees for election as directors in accordance with the criteria set forth in the Corporate Governance Guidelines under the heading “Director’s Qualifications.”  The Corporate Governance and Director Affairs Committee will only review recommendations for director nominees from any shareholder or group of shareholders beneficially owning in the aggregate at least 5% of the issued and outstanding shares of our common stock for at least one year as of the date that the recommendation is made.  Recommendations with respect to the 2015 annual meeting of shareholders must be submitted by November 19, 2014 for the recommendation to be considered by the Corporate Governance and Director Affairs Committee.

In identifying and evaluating nominees for director, the Corporate Governance and Director Affairs Committee believes that all directors should be financially literate and must be committed to understanding the Company and its industry, and must also possess the highest personal and professional ethics, integrity and values, and commitment to representing the long-term interest of the shareholders.  Directors must also possess a diverse set of skills and experience with a background in areas that are relevant to our activities. Directors should also be inquisitive and have an objective perspective, a practical wisdom and mature judgment. Directors must be willing and able to devote whatever time is necessary to carry out their duties and responsibilities effectively. Directors will not be nominated unless they are willing to serve for an extended period of time.

While the Corporate Governance and Director Affairs Committee does not have a formal policy relating specifically to the consideration of diversity in its process to select and evaluate director nominees, the Committee does consider diversity of viewpoint, background, industry knowledge and perspectives, as well as ethnic and gender diversity, as part of its overall evaluation of candidates for director nominees.  Specifically, our criteria for director nominees, included as Appendix A to our Corporate Governance Guidelines, provide that directors should be selected so that our Board represents diverse backgrounds and perspectives.

For a timely recommendation submitted by a shareholder to be considered by the Corporate Governance and Director Affairs Committee, the candidate recommended by a shareholder must be “independent” as defined in the NYSE independence standards and the SEC regulations, and meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines.  The Corporate Governance and Director Affairs Committee will have sole discretion whether to nominate an individual recommended by a shareholder. As to any candidate identified by the Corporate Governance and Director Affairs Committee to become a nominee, the candidate must possess the requisite qualifications, although the Corporate Governance and Director Affairs Committee need not require such nominee to be independent. Nevertheless, we strive to have all directors, other than those directors who are current or former members of our management, be independent as defined by the NYSE independence standards and the SEC regulations.

Policies and Procedures Regarding Related Person Transactions

Our Board of Directors has adopted written policies and procedures regarding related person transactions.  For purposes of these policies and procedures:

•      a “related person” means any of our directors, executive officers, nominees for director or greater than 5% shareholder, and any of their immediate family members, as well as any entity in which any of these persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

•      a “related person transaction” generally is a transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect interest.

The related person, the director, executive officer, nominee or beneficial owner who is an immediate family member of a related person, or a business unit or function/department leader of the Company responsible for a proposed related person transaction must notify our General Counsel of certain information relating to proposed related person transactions.  If our General Counsel determines that a proposed transaction is a related person transaction subject to the policy, then he will submit the transaction to the Corporate Governance and Director Affairs Committee for consideration at the next committee meeting or, if expedited consideration is required, to the committee chairperson.  The committee or chairperson, as applicable, will consider all of the relevant facts and circumstances available regarding the proposed related person transaction and will approve only those related person transactions that are in, or are not inconsistent with, the best interests of our company and our shareholders.  The chairperson is required to report to the committee at the next committee meeting any approval granted under the policy.

The policy also provides for ongoing review by the General Counsel of any amounts paid or payable to, or received or receivable from, any related person.  Additionally, at least annually, the Corporate Governance and Director Affairs Committee is required to review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from us of more than $60,000.  Based on all relevant facts and circumstances, the committee will determine if it is in the best interests of our company and our shareholders to continue, modify or terminate the related person transaction.

If any of our Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a pending or ongoing related person transaction that has not been previously approved or ratified under the policy, then the transaction must be disclosed to the Corporate Governance and

Director Affairs Committee or its chairperson.  The committee or the chairperson must then determine whether to ratify, amend or terminate the related person transaction, or take any other appropriate action.  If the related person transaction is complete, then the committee or its chairperson will evaluate the transaction to determine if rescission of the transaction and/or any disciplinary action is appropriate.

In 2013, there were no proposed, pending or ongoing related person transactions subject to review by the Corporate Governance and Director Affairs Committee under the policy.

Meetings and Attendance

The Board held four quarterly meetings and three special meetings in 2013.  Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which the director served during 2013, in each case during the period in which the director was serving on the Board or the applicable committee.

Directors are expected to attend our annual meeting of shareholders each year.  All of our directors attended the 2013 annual meeting.

STOCK OWNERSHIP

Management

The following table sets forth information, as of March 5, 2014, regarding beneficial ownership of our common stock by each director and nominee, each of our current named executive officers as set forth in the Summary Compensation Table, and all of the directors and current executive officers as a group.  As of March 5, 2014, no director or executive officer beneficially owned one percent or more of our common stock.  On that date, the directors and executive officers as a group beneficially owned 1.8% of our common stock.  Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of our common stock identified as beneficially owned.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)(4)	Restricted Stock Units(5)
Stephen M. Burt	3,600	3,580
Terry R. Colvin	58,497	3,450
Christopher L. Doerr	10,675	3,580
Thomas J. Fischer	10,325	3,580
Dean A. Foate	17,000	3,580
Mark J. Gliebe	296,271	42,200
Charles A. Hinrichs	28,047	9,850
Henry W. Knueppel	232,459	0
Rakesh Sachdev	12,600	3,580
Jonathan J. Schlemmer	60,188	10,650
Carol N. Skornicka	9,620	3,580
Curtis W. Stoelting	28,607	3,580
Peter C. Underwood	20,973	7,450
Jane L. Warner	0	877
All directors and executive officer as a group (15 persons)	827,270	102,062

(1)         Includes shares subject to currently exercisable rights to acquire common stock and options exercisable within 60 days of March 5, 2014 as follows: Mr. Colvin, 51,280 shares; Mr. Gliebe, 237,340 shares; Mr. Hinrichs, 22,000 shares; Mr. Sachdev, 7,000 shares; Mr. Schlemmer, 48,700 shares; Mr. Stoelting, 13,000 shares; Mr. Underwood 16,800 shares; and all directors and executive officers as a group, 429,220 shares.

(2)         The amount shown for Mr. Knueppel includes 12,522 shares that are held in a non-Company sponsored individual retirement account. The amount shown for Mr. Knueppel also includes 216,357 shares held in a trust account.

(3)         The amount shown for Mr. Stoelting includes 9,202 shares held in the Curtis W. Stoelting 1994 Revocable Trust over which Mr. Stoelting retains sole voting and investment power during his lifetime and 805 shares held by Mr. Stoelting’s wife as custodian of Trusts for the benefit of their children.

(4)         Amounts shown for Messrs. Colvin, Gliebe and Schlemmer include 1,493 shares, 789 shares and 992 shares, respectively, held in trust under the Company’s 401(k) plans as of December 31, 2013.

(5)         This column includes shares of restricted stock or restricted stock units that are subject to forfeiture until they vest on the third anniversary of the date of grant.

Other Beneficial Owners

The following table sets forth information, as of December 28, 2013, regarding beneficial ownership by the only persons known to us to own more than 5% of our outstanding common stock. The beneficial ownership information set forth below has been reported on filings made on Schedule 13G with the SEC by the beneficial owners.

	Amount and Nature of Beneficial Ownership					Percent
Name and Address	Voting Power		Investment Power			of
of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Class

JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	3,944,911	55	3,967,824	335	3,982,420	8.8%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,274,700	0	3,447,290	0	3,447,290	7.6%

The Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, NY 10286	2,338,876	100	2,746,282	172,380	2,933,762	6.5%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	28,158	0	2,311,241	24,958	2,336,199	5.2%

FMR LLC 245 Summer Street Boston, MA 02210	1,312,233	0	2,407,161	0	2,407,161	5.3%

COMPENSATION DISCUSSION AND ANALYSIS

Our Approach to Compensation

Regal Beloit Corporation (“we” or the “Company”) is a leading manufacturer of electric motors, mechanical and electrical motion controls and power generation products serving markets throughout the world.   Our overall compensation philosophy is to offer the opportunity for our management team to earn competitive pay, with total compensation having a direct connection to our financial performance and the creation of shareholder value.  We believe this to be a conservative approach to executive compensation.

Our compensation philosophy dictates that a significant portion of our executives’ total potential compensation be dependent upon the Company’s performance and tied to the creation of long-term shareholder value.  This was the case in 2013, creating a close alignment between the interests of our executive officers and the interests of our shareholders.  The questions and answers below are designed to explain how our compensation programs for our management team are structured and the reasons for those structures.

What compensation policies and practices reflect our compensation philosophy?

What We Do

Pay for Performance (page 22)

Balance Long-Term and Short-Term Incentives (page 35)

Benchmark Compensation Against an Appropriate Peer Group (page 26)

Maintain a Clawback Policy (page 64)

Monitor for Risk-Taking Incentives (page 63)

Maintain Stock Ownership Requirements (page 36)

No Employment Agreements with Pre-Change of Control Severance (page 37)

Limit Perquisites (page 35)

Engage an Independent Compensation Consultant (page 25)

Hold Executive Sessions at Each Committee Meeting

What We Do Not Do

No New Agreements With Gross-Ups for Taxes (page 37)

No Employment Agreements with Pre-Change of Control Severance (page 37)

No “Single Trigger” Severance Agreements (page 37)

No Repricing of Options

No Guaranteed Bonuses or Salary Increases

What specific actions did the Company take with respect to compensation for 2013?

Some of the key actions and decisions that our Compensation and Human Resources Committee (“Committee”) of our Board of Directors took with respect to our executive compensation programs for 2013 were:

•                  Adopted and received shareholder approval of a new 2013 Equity Incentive Plan (“2013 Plan”) incorporating “double trigger” vesting of awards on a change of control, no “gross-ups” for excise taxes on golden parachute payments and clawback provisions.

•                  Recalibrated our current long-term incentive mix to include performance share units that vest solely on the basis of our relative total shareholder return performance versus the peer group.

•                  Assessed the competitiveness of our overall compensation and benefit programs for our officers.

In May 2013 (after the 2013 executive compensation actions described in this Compensation Discussion and Analysis had taken place), we held our annual advisory shareholder vote on the compensation of our named executive officers at our annual shareholders’ meeting, and, consistent with the recommendation of the Board, our shareholders approved our executive compensation, with more than 97% of votes cast in favor.  Consistent with this strong vote of shareholder approval, we have not undertaken any material changes to our executive compensation programs in response to the outcome of the vote.

How was corporate performance and the creation of shareholder value reflected in 2013 compensation?

Executive compensation in 2013 aligned well with the objectives of our compensation philosophy and with our corporate performance. Our company achieved record free cash flow despite  difficult economic conditions in many of our markets.  We paid our 214th consecutive quarterly dividend and increased the dividend again in 2013. Our total shareholder return for the fiscal year ended December 28, 2013 was 8.3%.

These operating results led to annual cash incentives earned in 2013 at 69% of target, compared to 84% in 2012 and 144% in 2011 (although bonuses for our named executive officers were decreased to approximately 43% by action of our Compensation and Human Resources Committee as described below).  We use a shareholder-approved Shareholder Value Added (“SVA”) Plan, which we refer to as our SVA Cash Incentive Plan, to determine annual cash incentives for our executive officers.  SVA attempts to approximate the value executives add to our company above our cost of capital, and is calculated by subtracting a cost of capital charge for the average net capital employed from the net operating profit after tax that our company generates during the year.

We believe our compensation of our named executive officers aligns well with our performance, but we also believe that this alignment is not always reflected in the Summary Compensation Table in the same way we view the alignment for our internal purposes.  This is because the Summary Compensation Table values are required by Securities and Exchange Commission rules to include the full grant date fair value of equity awards in the year the awards are granted.  The grant date fair value is an accounting value that projects the potential value of awards based on assumptions about, among other things, certain future events.  The grant date fair value is different from the economic value of the awards to our named executive officers, which may be lower or higher than the grant date fair value depending on the price of our common stock.  For this reason, we are including in this proxy statement, as a supplement to the required Summary Compensation Table, a comparison of our named executive officers’ realizable pay for 2013 with their total compensation as shown in the Summary Compensation Table.

Name and Principal Position	Summary Compensation Table Total Compensation ($)	Total Realizable Compensation ($)

Mark J. Gliebe
Chairman and Chief Executive Officer	5,970,606	4,495,853

Charles A. Hinrichs
Vice President and Chief Financial Officer	1,543,027	1,204,823

Jonathan J. Schlemmer
Chief Operating Officer	1,776,189	1,402,118

Peter C. Underwood
Vice President, General Counsel and Secretary	1,157,054	903,630

Terry R. Colvin
Vice President, Corporate Human Resources	790,687	672,318

The realizable pay disclosure in the table above is the same as the compensation shown in the Summary Compensation Table except that it values equity-based compensation based on the price of our common stock at fiscal year end.  Restricted stock units are valued as the product of the number of shares granted to the officer during the year multiplied by the year-end stock price, assuming for purposes of this disclosure that the grants were vested.  Stock appreciation rights are valued as the product of the number of rights granted to the officer during the year multiplied by the excess, if any, of the year-end stock price over the grant price of the rights, assuming for purposes of this disclosure that the grants were vested.   In addition, the performance share units granted to the named executive officers in 2013 have been valued at zero, since they would have no value if the company’s total relative total shareholder return for the entire applicable performance period is the same as it was for 2013.

To illustrate how the compensation of our CEO has aligned with our total shareholder return, we are also including the following supplemental graph, which compares our total shareholder return with our CEO’s compensation (as shown in the Summary Compensation Table and on a realizable basis as described above) over our fiscal years 2011 through 2013:

CEO Pay vs TSR

How do we set executive compensation?

Our Board, our Committee and our CEO each play a role in setting the compensation of our named executive officers, with the exception that our CEO is not involved in setting his own compensation.  Our Board appoints the members of the Committee, which consists entirely of independent directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of the Securities Exchange Act of 1934.  The current members of the Committee are Messrs. Doerr (Chairman), Burt and Foate.  The Committee is responsible for determining the components of our executive compensation program, consistent with the compensation philosophy determined by our Board, and the executive compensation packages offered to our named executive officers.  The Committee determines executive salaries, administers our SVA Cash Incentive Plan and administers our long-term equity incentive plans and makes awards under the plans.

The Committee reviews data from market surveys and proxy statements from our established peer group and retains an independent compensation consultant to assess our competitive position with respect to total executive compensation, including annual compensation, benefits and perquisites.  In reviewing data with respect to annual compensation, the Committee assesses the following components of executive compensation:

•                                          Base salary;

•                                          Annual cash incentives;

•                                          Long-term incentive compensation; and

•                                          Any other benefits and perquisites.

As described below under “What are the elements of total compensation?”, the Committee takes various factors into account in setting compensation levels and does not use a formulaic approach, but generally seeks to closely align target total direct compensation (i.e.,. the sum of base salary, target SVA opportunity, and target long-term incentives) with the peer group and survey median.

In its decision-making process, the Committee receives and considers the recommendations of our CEO with respect to compensation to be paid to our executive officers other than himself.  Our CEO makes no recommendation with respect to his own compensation.

Based on the foregoing information, the Committee reviews and makes determinations concerning our compensation and benefit programs, with the objective of making our executive compensation and benefit programs consistent with our overall compensation philosophy.  The Committee makes decisions regarding adjustments to base salaries, annual cash incentives and long-term incentives all concurrent with the assessment of the executives’ individual performance for the year.

The Committee periodically solicits proposals from a variety of independent compensation consultants to assist the Committee in the performance of its responsibilities.  As part of its evaluation of potential compensation consultants, the Committee considers all factors relevant to the consultant’s independence from management and potential conflicts of interest in accordance with applicable SEC rules and NYSE listing standards.  After selecting an independent compensation consultant, the Committee periodically meets with that consultant throughout the year at such times as the Committee deems appropriate, and receives reports and advice from the consultant on matters of executive compensation.  Our CEO has access to the independent compensation consultant only at the direction of the Committee.

Towers Watson & Co. (“Towers Watson”) served as the Committee’s independent compensation consultant for 2013.  In July 2013, the Committee reviewed the independence of Towers Watson and the individual representatives of Towers Watson who served as the Committee’ consultants in light of the  independence requirements, considering the following specific factors:  (1) other services provided to us by Towers Watson; (2) fees paid by the company to Towers Watson as a percentage of Towers Watson’s total revenue; (3) policies and procedures maintained by Towers Watson that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual representatives and any member of the  Committee; (5) any company stock owned by the individual representatives; and (6) any business or personal relationships between our executive officers and Towers Watson or the individual representatives.  The Committee also re-engaged Stern Stewart & Co. in 2013 to assist with the setting of goals under our SVA Cash Incentive Plan.

The Committee concluded, based on the evaluation described in the preceding paragraph, that both Towers Watson and Stern Stewart & Co. were independent and that no conflict of interest was raised by the services performed by Towers Watson or Stern Stewart & Co.  Neither Towers Watson nor Stern Stewart & Co. perform any services for our company other than the services provided at the direction of the Committee.

In setting compensation for 2013, the Committee directed Towers Watson to assemble compensation data for our named executive officers and compare the data against aggregated data for persons holding similarly-situated positions in our peer group and from a general industry published survey.  Every three years, the Committee makes revisions to the peer group in light of acquisitions, changes in our size, or other factors it deems appropriate.  The Committee last updated our peer group in late 2011, selecting  companies  that it believed to be comparable to our company by generally using the following criteria:

•                  Comparable revenue (target companies with annual revenues ranging from approximately 0.5 to 2.0 times our annual revenues and with an overall median revenue that approximates ours ); and

•                  Compete in an industry similar to ours and/or have the level of complexity and business model similar to ours.

•                  Contains companies that we compete with for executive talent

•                  Consistent with its typical cycle, the Committee expects to approve a revised peer group in 2014.

For the 2013 benchmarking, eighteen companies in our peer group for purposes of named executive officer benchmarking were:

AMETEK, Inc.	BorgWarner Inc.	Dresser-Rand Group Inc.

Exide Technologies	Flowserve Corp.	Hubbell Incorporated

IDEX Corporation	Kennametal Inc.	Leggett & Platt, Inc.

Lennox International	Lincoln Electric Holdings Inc.	Owens Corning

Pentair Ltd.	Roper Industries Inc.	Snap-On Incorporated

SPX Corporation	The Timken Co.	The Valspar Corporation

Towers Watson benchmarked our executive compensation opportunities using (i) the above referenced peer group, (ii) an eleven company subset of our peer group from Equilar’s Top 25 Management Survey (typically used by the Committee in order to benchmark compensation for non-proxy officers but occasionally used to supplement its review of compensation for named executive officers), and (iii) general industry data from Towers Watson’s Executive Compensation Database.

The eleven companies in the peer group who participated in Equilar’s Top 25 Management Survey were the following:

Flowserve Corp.	Hubbell Incorporated	IDEX Corporation

Lennox International	Pentair Ltd.	Snap-On Incorporated

SPX Corporation	The Timken Co.	BorgWarner Inc.

Gardner Denver, Inc.	Leggett & Platt, Inc.

In reviewing and analyzing these data, Towers Watson considered information for each named executive officer position with respect to the following elements of compensation:

•                                          Base salary;

•                                          Target SVA annual cash incentive;

•                                          Target total cash compensation (salary and actual annual cash incentive);

•                                          Grant-date value of annual long-term incentives; and

•                                          Target total direct compensation (sum of target cash and long-term incentives).

In keeping with the Committee approved methodology, Towers Watson analyzed each element of target total direct compensation for our named executive compared to the market median from the three different data sources.  Towers Watson reported on the methodology that it used in its analysis, provided a summary of its findings, and its observations on our programs relative to the data and market trends in executive compensation.  In connection with this review, Towers Watson also analyzed our annual share utilization rate and dilution relative to market practice.

In 2013, the Committee also reviewed peer group data relating to supplemental benefits and perquisites as part of its triennial review of such benefits and perquisites provided to our executive officers and, based on this review, made the change described below under “What other benefits do we provide to our executives?” The Committee used the same peer group and benefit survey provided by Towers Watson for purposes of this benchmarking study.

How do we determine total compensation?

Consistent with our overall compensation philosophy, we tie a majority of our total compensation directly to our corporate performance and structure it to ensure that there is an appropriate balance between our long-term and short-term corporate performance, and between the individual performance of our executive officers and the creation of shareholder value.  We benchmark the individual elements of total compensation in comparison to our peer group and do not separately target total compensation at a specified percentile of our peer group.  Based on the Committee’s analysis and the advice of Towers Watson, however, we believe that the compensation we paid our named executive officers was reasonable in its totality as compared to our peer group and is consistent with our compensation philosophies.

What are the elements of total compensation?

We achieve our executive compensation objectives through the following ongoing programs.  All of our named executive officers participate in these programs.  A more detailed discussion of each program is provided below in this Compensation Discussion and Analysis.

Program	Description	Participants	Objectives
Annual Cash Compensation
Base Salary	Annual cash compensation	All employees	Retention Competitive Practices • Individual contribution
Shareholder Value Added (SVA) Annual Cash Incentive

Annual cash incentive with target awards established at each employee level

Payments can be higher (subject to a 200% cap) or lower than target, based on business unit and total company annual results

Incentive amounts earned above target are deferred and remain subject to forfeiture until they are paid; payment occurs in three equal annual installments beginning in the second year following the performance period

		All executive officers and key managers	Drive superior performance • Across total company • Across business units Competitive Practices Retention Shareholder Alignment

Program	Description	Participants	Objectives
Long-Term Incentive Programs
Long-Term Incentive (LTI) Equity Awards	Long-term incentive awards paid in Stock Appreciation Rights and Restricted Stock Units (and, beginning in 2013, Performance Share Units); grant amounts vary to reflect individual contribution	All executive officers and key managers	Drive superior performance • Individual contribution • Increase stock price Focus on long-term success Ownership Retention Shareholder Alignment
Retirement Programs
Retirement (401(k)) Savings Plan	Company matching and annual contributions	All U.S. Employees	Retention Competitive Practices
Target Supplemental Retirement Plan	Retirement benefits for executives who have at least 10 years of service and work with us until the age of 58	Key Executives	Retention Competitive Practices
Other Executive Benefits
Perquisites and Executive Benefits	Available to certain executives to assure protection of Company assets and/or focus on Company business with minimal disruption	Specific benefits are offered to different groups of executive officers based on business purpose	Retention Competitive Practices
Other Benefits	Medical, welfare and other benefits	All employees	Retention Competitive Practices

Base Salaries.  We believe that the purpose of base salary is to provide a competitive fixed rate of pay, recognizing different levels of responsibilities within our company.  We determine base salaries for our executives based upon job responsibilities, level of experience, individual performance and expectations with respect to contributions to our future performance as well as comparisons to the salaries of executives in similar positions as compared to our peer group.  The

Committee generally seeks to offer approximately median levels of base salary compensation as measured against our selected peer group.  In setting the individual base salaries of our named executive officers based on the factors identified in the preceding sentence, the Committee generally considers salaries within a 15% range above or below the fiftieth (50th) percentile of peer group data to be at approximately the median level.

In April 2013, except for the CEO, the Committee increased the base salaries of our named executive officers in accordance with the factors identified in the preceding paragraph.  The CEO’s salary did not change.  Effective as of April 1, 2013, the base salaries of our named executive officers were as follows:

Name	Base Salary ($)

Mark J. Gliebe
Chief Executive Officer	925,000
Charles A. Hinrichs
Vice President and Chief Financial Officer	465,000
Jonathan J. Schlemmer
Chief Operating Officer	560,000
Peter C. Underwood
Vice President, General Counsel and Secretary	385,000
Terry R. Colvin
Vice President, Corporate Human Resources	335,000

The Committee compared these adjusted base salary levels to the salary levels of the executive officers in our peer group based on proxy statement data as well as data from Equilar’s Top 25 Management Survey and general industry data from Towers Watson’s Executive Compensation Database.  Compared to the median base salaries of similarly situated executive officers in the data reviewed by the Committee, Mr. Gliebe’s salary for 2013 placed him 7% below the median, and the salaries of Messrs. Hinrichs, Schlemmer, Underwood and Colvin for 2013 placed them 4%, 6%, 4% and 3% below median, respectively.

SVA Annual Cash Incentives. Our SVA Cash Incentive Plan is designed to promote the maximization of shareholder value over the long term.  We chose SVA as the basis for annual cash incentives for the following reasons.  First, we believe it is the corporate performance measure that is tied most directly, both theoretically and empirically, to the creation of shareholder value.  Managing for higher SVA is, by definition, managing for long-term increasing shareholder value.  Second, it is a framework developed for setting goals and measuring performance that rewards participants for both short and long-term results.  Finally, by focusing on our financial performance as a function of invested capital, management is incented to make prudent investments in assets that are capable of providing strong returns.  In summary, we believe that SVA, as we use it, best recognizes the value that members of our management team deliver to increase long-term shareholder value.

We intend the SVA Cash Incentive Plan to provide a competitive amount of compensation for the executive officers based on their individual participation levels when we achieve the SVA targets as approved by the Committee.  The SVA Cash Incentive Plan provides annual cash incentive opportunities based on a comparison of actual annual SVA to target SVA for the year in question.  Performance above target SVA earns an annual cash incentive greater than the target annual cash incentive, while performance below target SVA earns an annual cash incentive less than the target annual cash incentive or no annual cash incentive at all.  In years of strong corporate performance, the annual cash incentive amount that an executive can earn may be positioned above the median level for our peer group, and the annual cash incentive amount that an executive can earn would be below the median level for our peer group in years when we are below the target.  We have capped the maximum annual cash incentive that may be earned in any year at 200% of the target annual cash incentive established for that year.  In addition, any annual cash incentive amounts earned above 100% of the target amount are deferred and are paid in installments over a three year period. Amounts earned under the SVA Cash Incentive Plan are also subject to our clawback policy, which would require recoupment of any amounts earned under the SVA Cash Incentive Plan on the basis of financial results that are subsequently subject to a restatement.  To benchmark and determine target annual cash incentive amounts, and to determine an annual improvement factor and leverage factor that impacts the target annual cash incentive amount, the Committee retains nationally-recognized independent compensation consultants every three years, or more frequently as deemed necessary.  The 2013 targets for the SVA Cash Incentive Plan were approved in January 2013 based on a formula that we established in 2010 with the assistance of Stern Stewart & Co. and that we modified in 2013 as described below.

SVA is a calculation that attempts to approximate the value executives add to our company above our cost of capital.  SVA is calculated by subtracting a charge for the average net capital employed by us during a fiscal year from the net operating profit after tax that we earn during that same year.  The cost of capital we use for this purpose is our weighted average cost of capital, which is determined based on our cost of equity and our after-tax cost of debt.   Pursuant to the terms of the SVA Cash Incentive Plan, all calculations of financial results for purposes of SVA exclude the impact of new acquisitions for the first 12 months following the closing of the acquisition. To encourage improved performance in accordance with the SVA Cash Incentive Plan, the Committee establishes an expected improvement factor that is used to set a target SVA amount. Once the Committee establishes the expected improvement factor, the SVA target amount for the year is set by formula. Under the formula, the new target set each year is calculated as follows:

(Previous Year SVA Target + Previous Year SVA Actual)	+	Improvement	=	New SVA Target
2		Factor

The 2013 SVA target was established by the formula at $62.8 million.

In addition to setting target SVA, the Committee also sets the target annual cash incentive percentage amount for each of our participating executive officers.  This amount is based on a percentage of the base salary paid to the executive officers.  For 2013, Messrs. Gliebe, Hinrichs, Schlemmer, Underwood and Colvin had target annual cash incentive percentage amounts of 105%, 70%, 70%, 55% and 45%, respectively, which, as applied to the base salary levels that took effect April 1, 2013, equated to target annual cash incentive amounts of $971,250, $325,000, $392,000, $211,750 and $150,750, respectively.  The Committee, in consultation with Towers Watson and our CEO (other than with respect to his own compensation), set annual cash incentive targets under our SVA Cash Incentive Plan near the median level with respect to each respective position held by our executive officers relative to our peer group.  As a result, our executives were given the opportunity to earn above-median annual cash incentive awards for generating improvements in our SVA while at the same time facing below-median awards (or no awards at all) for failing to meet that objective.  The Committee believes that tying above-median incentives to generating increasing returns in excess of our cost of capital is a disciplined way to reward our named executive officers for creating shareholder value.

In the fourth quarter of fiscal 2013, the company recorded a goodwill impairment charge of $74.7 million, net of tax.  The Committee considered whether to include the impairment charge in the SVA Plan calculation of net operating profit for 2013.  In that context, it considered the impact that including the charge would have on (i) 2013 SVA payouts and (ii) the 2014 SVA target.

•                  With respect to the impact on 2013 payouts, the Committee determined that (i) if the charge was excluded from the calculation, the 2013 SVA amount would be $53.1 million, yielding payouts of approximately 69% of target, and (ii) if the charge was included in the calculation, the 2013 SVA amount would be negative and therefore payout amounts would be zero.

•                  With respect to the impact on the 2014 SVA target, the Committee concluded that if the charge was included in the calculation the SVA target amount for 2014 would be artificially low due to the impact a negative SVA would have on the target formula, which averages the prior year’s actual and target SVA to determine the current year’s SVA target.  The Committee determined that this artificially low 2014 target would likely result in the maximum possible payouts for 2014 and possibly 2015, even if the company’s performance did not meet expectations.

Following this analysis, the Committee determined to exclude the impairment charge from the calculation of net operating profit for 2013.  The Committee felt this was the appropriate treatment to avoid what it believed would be

•                  an artificially low SVA target for 2014 and 2015; and

•                  an unwarranted elimination of SVA payouts for 2013.  The Committee felt such an elimination would be unwarranted since the impairment charge was non-cash and would not negatively affect the company’s future cash flows, and since in its view management achieved several significant accomplishments in 2013 that merited some amount of bonus including (i) the fourth consecutive year of improvement in customer survey scores relating to responsiveness, innovation and overall value; (ii) the fourth consecutive year of improvement in quality scores (measured in defects per million); and (iii) excellent progress in the pursuit of the Company’s simplification initiative.

Giving effect to the exclusion of the impairment charge, we achieved actual SVA of $53.1 million, or approximately 69% of the target annual cash incentive.  The Committee believed that, given the comparative company performance year-over-year, the named executive officers’ SVA bonus payouts for 2013 should be substantially reduced from the payouts in 2012.  As a result, the Committee determined to reduce the 2013 payouts to the named executive officers to a level of

approximately 35% of the target annual cash incentive.   Messrs. Gliebe, Hinrichs, Schlemmer, Underwood and Colvin were paid annual cash incentives under the SVA Cash Incentive Plan of $334,693, $112,167, $135,083, $72,967 and $51,948, respectively.  For Mr. Gliebe, this amount  represented a bonus payment reduction of 45.5% compared to 2012.  For our other named executive officers, these amounts represented reductions of at least 30%.

The goodwill impairment charge also reduced the amount of goodwill reflected on the company’s balance sheet.  The Committee analyzed the impact this reduction in goodwill would have on the calculation of the SVA target amount for 2014 and concluded that the reduction in the capital base would, regardless of the company’s financial performance in 2014, result in the addition of approximately $6.4 million to the total SVA amount in 2014.  To offset the positive impact of this increase on total SVA, the Committee increased the improvement factor for 2014 by an additional $6.4 million, resulting in an improvement factor of $12.5 million for 2014.

Long-Term Compensation.  We believe that equity-based compensation ensures that our executives have a continuing stake in the long-term success of our company and allows our executives to earn above-median compensation only if our shareholders experience appreciation in their equity holdings.  In 2012 and previous years, the Committee granted stock appreciation rights, or SARs, restricted stock units, or RSUs.  However, in 2013, following a detailed review of the use of performance shares among general industry companies and our peer group, the Committee determined to add performance shares to our long-term incentive mix in 2013.  The performance shares were added by modifying the overall long-term incentive mix from its previous form of 60% stock appreciation rights and 40% RSUs to a mix of 40% SARs, 40% RSUs and 20% performance share units, or PSUs.

Consistent with our overall compensation philosophy, the Committee, after consultation with Towers Watson, granted long-term compensation awards at levels approximating the median level of these awards granted by the companies in our peer group.  On an individual level, the total fair value, as of the grant date, of the SARs, RSUs and PSUs granted to each of our named executive officers placed them at approximately the median level of the value of long-term compensation awards granted to persons holding similarly-situated positions by the companies in our peer group.  We value stock appreciation rights using a Black-Scholes formula and PSUs using a Monte Carlo methodology.  In 2013, the Committee granted stock appreciation rights, restricted stock units and PSUs to each of our named executive officers in 2013 in the amounts indicated in the “Grants of Plan-Based Awards Table for Fiscal 2013” and the narrative following the table.

Other than in the case of newly hired executives, we generally make determinations concerning long-term equity-based awards in April of each year coincident with the completion of annual performance reviews.  In any event, we grant all equity-based awards effective two days after the release of either our quarterly or annual company financial results.

Stock Appreciation Rights (SARs).  The Committee set the base price per share of all of the stock appreciation rights that it granted in 2013 equal to the closing market price of our common stock on the date of grant so that the stock appreciation rights will have value only if the market price of our common stock increases after the grant date.  In addition, the Committee made the stock appreciation rights subject to vesting over five years (with the SARs vesting 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date) to provide additional incentive for our named executive officers to remain in our employment.  The Committee granted stock appreciation rights rather than stock options because it views stock appreciation rights as less dilutive to our shareholders.

Restricted Stock Units (RSUs).  A restricted stock unit gives the holder a right to have us issue a share of our common stock upon the conditions or date specified in the award.  In addition to providing competitive compensation and an incentive to create shareholder value, these awards are intended to align management and shareholder interests as well as provide a retention incentive for the executive to remain employed by our company.  The Committee made the restricted stock units subject to forfeiture until the third anniversary of the grant date, at which time they cliff vest, to provide an additional incentive for our named executive officers to remain in our employment.

Performance Share Units (PSUs).  The performance share units granted to our named executive officers in 2013 have a three-year performance period and will be earned or forfeited based on a performance metric of total shareholder return relative to our peer group.

What other benefits do we provide to our executives?

We have certain other plans that provide, or may provide, compensation and benefits to our named executive officers.  These plans are principally our 401(k) Plan and our Target Supplemental Retirement Plan.  We also provide life, medical and long-term disability insurance, and short-term disability benefits as part of our benefits package.  The Committee considers all of these plans and benefits when reviewing total compensation of our executive officers.

401(k).  In 2013, our named executive officers participated in our 401(k) plan that covers a group of eligible hourly and salaried employees.  In 2013, salaried participants in the 401(k) plan, including Messrs. Gliebe, Hinrichs, Schlemmer, Underwood and Colvin, were eligible to contribute a portion of their compensation on a pre-tax basis, up to the limits imposed by the Internal Revenue Service, and we made a matching contribution equal to 100% of the first 1% and 50% of the next 5% of base salary contributed by the employees into their 401(k) accounts.  We also contributed an additional 2% of Mr. Schlemmer’s base salary to his account under our 401(k) plan pursuant to an arrangement established when the Marathon Electric Salaried Employees’ Pension Plan, in which he participated, was frozen at the end of 2008.

Target Supplemental Retirement Plan and the Management Plan.  The Target Supplemental Retirement Plan limits participants to officers and other key employees recommended by our CEO and approved by the Committee.  All of our named executive officers currently participate in this plan. The Committee’s intent in offering benefits under the Target Supplemental Retirement Plan is to provide a competitive retirement package to participants in the plan by extending retirement benefits without regard to statutory limitations under tax-qualified plans.

When the Target Supplemental Retirement Plan was approved by the independent members of the Board in January 1994, the benefit amounts were benchmarked against a group of then peer companies in consultation with a compensation consultant.  The Committee periodically reviews these benchmarks to determine if the benefit amounts are still appropriate.  These benefit amounts were included in the benchmarking of our benefit programs described above under “How do we set executive compensation?”, and, based on that review, the Committee determined not to modify the current Plan.

What perquisites do we provide?

We provided a modest level of personal benefits to named executive officers in 2013, as summarized below:

•                  Each of the executive officers had use of a company car for business and personal travel.

•                  Our executive officers are provided with enhanced short-term and long-term disability benefits compared with our other salaried employees.  For salaried employees who are not executive officers, the short-term disability benefit provides up to six months of base salary replacement in an amount between 60% and 100% of the salaried employee’s base salary depending on the salaried employee’s credited years of service with our company.  For our executive officers, base salary replacement is 100% regardless of credited years of service.  For salaried employees who are not executive officers, the long-term disability benefit commences following six months of disability and provides a benefit of 60% of base salary (which base salary is capped at $300,000 for purposes of calculating the long-term disability benefit).  For our executive officers, the same formula applies but there are no caps.

•                  We provide our executive officers with company-paid term life insurance.  The premiums paid for each of our named executive officers for this life insurance in 2013 are included below in the “Summary Compensation Table for Fiscal Years 2011-2013” in the column entitled “All Other Compensation.”  Following the benchmarking of our benefit programs described above under “How do we set executive compensation?”, the Committee increased the life insurance benefit amount for each of our named executive officers (other than Mr. Gliebe) to the market median of $750,000.  We do not provide a tax gross up in connection with this benefit.

How do we assure that compensation keeps our executives focused on long-term success?

Our long-term success depends on excellent financial and operational performance year after year.  Therefore, to focus on both the short and long-term success of the Company, our named executive officers’ compensation includes a significant portion—approximately 65%, on average—that is “at risk” because the value of such compensation is determined based on the achievement of specified results or subject to forfeiture.  If short-term and long-term financial goals are not achieved, then performance-related compensation will decrease.  If goals are exceeded, then performance-related compensation will increase.

In addition, compensation paid in the form of equity awards, such as RSUs, SARs and PSUs, instead of cash is at-risk because its value varies with changes in the stock price.  By creating a total compensation package where a considerable percentage is paid in equity awards, our executive officers have a significant stake in the long-term success of the Company and gain financially along with our shareholders.

As shown in the following charts, in fiscal 2013, 69% of the CEO’s total compensation and, on average, 59% of the other named executive officers’ compensation was at-risk dependent on performance.  Sixty-three percent (63%) of the CEO’s total compensation and, on average, 52% of the other named executive officers’ total compensation was paid in RSUs, SARs or PSUs.

Chief Executive Officer

2013 Compensation Distribution

Other Named Executive Officers

2013 Compensation Distribution

What are our executive stock ownership requirements?

To underscore the importance of linking executive compensation and shareholder interests, we have implemented stock ownership requirements for certain executives, including our named executive officers.  Executives subject to these stock ownership requirements must own a certain dollar value amount of stock before they are permitted to sell shares (other than shares sold to pay option exercise prices or shares sold or surrendered to cover taxes).  Executives who sell shares in violation of these requirements may be ineligible for future long-term incentive awards.  The stock ownership policy requires our CEO to hold shares with a value five times his base salary.  For our Chief Operating Officer and Chief Financial Officer, the ownership threshold is three times base salary and for all other executives the ownership threshold is one times base salary.  Each of our named executive officers are in compliance with this policy either because they own the target value of stock or because they have not sold shares.

What severance and change in control benefits do we provide?

We have no employment agreements with any of our named executive officers that provide benefits prior to a change in control of our company. However, we have entered into change in control and termination agreements with Messrs. Gliebe, Hinrichs, Schlemmer, Underwood and Colvin.

The Committee believes the change in control and termination benefits under the change in control and termination agreements and our equity incentive plans are consistent with the Committee’s overall objective of building shareholder value and contain terms that are similar to those offered to executives of comparable companies.

The purpose of the benefits is to focus our named executive officers on taking actions that are in the best interests of our shareholders without regard to whether such action may ultimately have an impact on their job security, and to avoid the loss of key managers that may occur in connection with an anticipated or actual change in control.

All of our change in control agreements contain “double trigger” provisions, which means that, for an executive officer to receive severance benefits under the agreement, in addition to the change in control there must be some adverse change in the circumstances of the executive officer’s employment. The Committee selected the triggering events for change in control and termination benefits to our named executive officers based on its judgment that these events were likely to result in the job security distractions and retention concerns described earlier in this paragraph.

Other than the change in control and termination agreements, we have no formal severance program in place for our named executive officers.

In 2011 the Committee adopted a policy eliminating tax gross-ups from all new change in control and termination agreements that we enter into with our executive officers.  This policy was applied to the change in control and termination agreements entered into with Messrs. Hinrichs and Underwood in 2010 and Mr. Schlemmer in 2011, as well as one additional executive officer who is not a named executive officer, which contain no tax gross-ups.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for each of our named executive officers: (1) the dollar value of base salary and annual cash incentive earned during the years indicated; (2) the full grant date fair value of RSU, SAR and PSUs granted during the years indicated, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718; (3) the dollar value of earnings for services pursuant to awards granted during the indicated year under non-equity incentive plans; (4) the change in pension value and non-qualified deferred compensation earnings during the years indicated; (5) all other compensation for the years indicated; and (6) the dollar value of total compensation for the years indicated.  Our named executive officers are our Chairman and CEO, our Vice President and Chief Financial Officer and each of our three other most highly compensated executive officers as of December 28, 2013.  In accordance with the rules of the SEC, the table includes information for the fiscal years ended December 31, 2011, December 29, 2012 and December 28, 2013 for each named executive officer.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2011-2013

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)

Mark J. Gliebe	2013	925,000	0	2,280,680	1,467,807	334,693	941,835	20,591	5,970,606
Chairman and Chief	2012	898,750	0	1,194,928	2,227,539	775,520	1,547,848	25,154	6,669,738
Executive Officer (6)	2011	765,000	0	1,214,472	1,741,350	884,924	972,467	24,318	5,602,531

Charles A. Hinrichs	2013	458,750	0	522,080	336,205	112,167	91,887	21,938	1,543,027
Vice President and	2012	435,000	0	286,020	559,121	202,893	0	11,015	1,494,049
Chief Financial Officer	2011	412,500	0	260,244	535,800	332,386	0	15,937	1,556,867

Jonathan J. Schlemmer	2013	545,000	0	579,505	372,411	135,083	126,402	17,788	1,776,189
Chief Operating Officer(7)	2012	478,000	0	298,732	581,486	272,480	65,899	18,445	1,715,042
	2011	368,267	0	224,099	442,035	276,653	22,174	60,468	1,393,696

Peter C. Underwood	2013	379,750	0	393,643	252,872	72,969	44,661	13,159	1,157,054
Vice President, General	2012	360,500	0	216,104	402,567	152,589	0	24,310	1,156,070
Counsel and Secretary	2011	340,002	0	213,256	428,640	226,627	0	120,132	1,328,657

Terry R. Colvin	2013	330,000	0	182,820	117,815	51,948	93,450	14,654	790,687
Vice President, Corporate	2012	308,750	0	100,107	183,392	105,638	74,318	16,874	789,079
Human Resources	2011	282,500	0	108,435	214,320	166,912	80,980	18,964	872,111

(1)

These amounts reflect the full grant date fair value of the restricted stock unit awards and performance share unit awards granted during the indicated fiscal year, computed in accordance with ASC Topic 718, Compensation-Stock Compensation.  In the case of performance share units, the amounts shown are based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718 as follows: Mr. Gliebe — $759,914; Mr. Hinrichs — $174,383; Mr. Schlemmer —$192,814; Mr. Underwood — $130,433; and Mr. Colvin — $60,963. The values of the performance share units at the grant date if the highest level of performance conditions were to be achieved would be as follows: Mr. Gliebe — $1,741,732; Mr. Hinrichs — $399,689; Mr. Schlemmer —$441,932; Mr. Underwood — $289,954; and Mr. Colvin — $139,729. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  The assumptions made in valuing the stock awards for 2013, 2012 and 2011 are included under the caption “Shareholders’ Equity” in Note 9 of the Notes to Consolidated Financial Statements in the 2013, 2012 and 2011 Annual Reports on Form 10-K, and such information is incorporated herein by reference.

(2)

These amounts reflect the full grant date fair value of all option awards granted during the indicated fiscal year, computed in accordance with ASC Topic 718.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  The assumptions made in valuing the stock awards for 2013, 2012 and 2011 are included under the caption “Shareholders’ Equity” in Note 9 of the Notes to Consolidated Financial Statements in the 2013, 2012 and 2011 Annual Reports on Form 10-K, and such information is incorporated herein by reference.

(3)

As discussed in more detail in the Compensation Discussion and Analysis, under the SVA Cash Incentive Plan we pay any annual cash incentive amounts earned above the target annual cash incentive value in three equal annual installments.  Since the amounts shown for 2011 with respect to each named executive officer are in excess of 100% of the applicable target annual cash incentive values, we paid a portion of the amount in installments over the subsequent three years.

(4)

The values shown are not current cash benefits, but rather actuarial calculations of the change in the accumulated benefit obligations under the Target Supplemental Retirement Plan. Mr. Gliebe has 31 years of credited service with our company under the Target Supplemental Retirement Plan.

(5)

The amounts shown include payments for personal benefits and for the other items identified in the following sentences.  We provide a modest level of personal benefits to named executive officers.  These personal benefits include use of a company car, the payment of certain moving expenses and the payment of life insurance premiums.  For 2013, other items included in this column were: company contributions to the named executive officers’ 401(k) plans of $8,925, $8,925, $8,925, $8,925 and $8,925 for Messrs. Gliebe, Hinrichs, Schlemmer, Underwood and Colvin, respectively.

(6)

Mr. Gliebe served as our President and Chief Operating Officer until May 2, 2011, became our President and Chief Executive Officer effective May 2, 2011 and was elected Chairman of the Board effective January 2, 2012.

(7)	Mr. Schlemmer became our Chief Operating Officer effective May 2, 2011.

Grants of Plan-Based Awards

The following table sets forth information regarding all incentive plan awards that the Committee made to our named executive officers during 2013, including incentive plan awards (equity-based and non-equity based) and other plan-based awards.  Disclosure on a separate line item is provided for each grant of an award made to a named executive officer during the year.  The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about these awards.  Non-equity incentive plan awards are awards that are not subject to ASC Topic 718 and are intended to serve as an incentive for performance to occur over a specified period.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2013

		Date of	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair
Name	Grant Date	Committee Action	Thresh- old ($)	Target ($)	Maximum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	Shares of Stock or Units (#)(3)	Underlying Options (#)	Awards ($/Sh)	Value of Stock and Option Awards ($)
Mark J. Gliebe	5/02/2013	4/28/2013				13,400	13,400	26,800				759,914
	5/02/2013	4/28/2013							23,400			1,520,766
	5/02/2013	4/28/2013								63,850	64.99	1,467,807
			0	971,250	1,942,500

Charles A. Hinrichs	5/02/2013	4/28/2013				3,075	3,075	6,150				174,383
	5/02/2013	4/28/2013							5,350			347,697
	5/02/2013	4/28/2013								14,625	64.99	336,205
			0	325,000	651,000

Jonathan J. Schlemmer	5/02/2013	4/28/2013				3,400	3,400	6,800				192,814
	5/02/2013	4/28/2013							5,950			386,691
	5/02/2013	4/28/2013								16,200	64.99	372,411
			0	392,000	784,000

Peter C. Underwood	5/02/2013	4/28/2013				2,300	2,300	4,600				130,433
	5/02/2013	4/28/2013							4,050			263,210
	5/02/2013	4/28/2013								11,000	64.99	252,872
			0	211,750	423,500

Terry R. Colvin	5/02/2013	4/28/2013				1,075	1,075	2,150				60,963
	5/02/2013	4/28/2013							1,875			121,856
	5/02/2013	4/28/2013								5,125	64.99	117,815
			0	150,750	270,000

(1)         These columns reflect the estimated future payouts at the time these awards were granted under the SVA Cash Incentive Plan, based on the base salaries that become effective on April 1, 2013.  As of the date of this proxy statement, these awards have been earned and, up to the target amount, paid out.  As discussed in more detail in the Compensation Discussion and Analysis, annual cash incentives earned above the target annual cash incentive value under the SVA Cash Incentive Plan are subject to payment in three equal annual installments.  To receive the installment payments, the named executive officer must not have voluntarily terminated his employment with us (other than upon retirement) or been terminated for cause prior to the applicable payment date.  We do not credit interest on amounts subject to payment in installments.

(2)         These columns show the range of potential payouts for the performance share units that we described in the section titled “What are the elements of total compensation? — Long-Term Compensation — Performance Share Units” in the Compensation Discussion and Analysis. The grants of performance share units for fiscal 2013 became effective in May 2013, when shareholders approved our 2013 Plan, as we describe in the Compensation Discussion and Analysis. The number of performance share units that are earned, if any, will be based on performance for fiscal years 2013 to 2015 and will be determined after the end of fiscal year 2015.

(3)         The amounts shown in this column reflect the number of restricted stock units we granted to each named executive officer pursuant to our 2013 Equity Incentive Plan.

Equity Incentive Plan Awards

As reflected in the tables above, the Committee granted equity-based awards to our named executive officers in 2013.  The Committee granted these awards under our 2013 Equity Incentive Plan, or the 2013 Plan.  Our equity incentive plans are administered by the Committee with respect to key employee participants, and the Committee generally has the authority to set the terms of awards under the plans except to the extent the plans specify such terms.

Effective May 2013, the Committee awarded the restricted stock units indicated in the table above under the 2013 Plan.  Pursuant to its practice of granting equity-based awards only during an “open window” period following the release of our quarterly or annual financial results, the Committee awarded these restricted stock units with an effective grant date of May 2, 2013, which was the beginning of the first open window period following the Committee’s action. These restricted stock units had a grant date fair value of $64.99 per share as determined pursuant to ASC Topic 718, which is equal to the closing market price of a share of our common stock on the date of grant.  All of the units granted to our named executive officers during 2013 remain subject to forfeiture for three years following the date of grant.

The Committee also granted the stock appreciation rights, or SARs, shown in the table above under the 2013 Plan at a per share base price of $64.99.  Pursuant to its practice of granting equity-based awards only during an “open window” period following the release of our quarterly or annual financial results, the Committee awarded these SARs with an effective grant date of May 2, 2013, which was the beginning of the first open window period following the Committee’s action.  The base price of the SARs equals the closing market price of a share of our common stock on the date of grant.  The SARs vest and become exercisable over a five-year period, with 40% vesting on the second anniversary of the grant date and 20% vesting on each of the third, fourth and fifth anniversaries of the grant date.  The SARs will expire on May 2, 2023.

The Committee also granted the performance share units shown in the table above under the 2013 Plan.  The Committee approved the maximum awards in early 2013, contingent on shareholder approval of the 2013 Plan.  The awards became effective when shareholders approved the 2013 Plan at the 2013 Annual Meeting.  The performance share units have a three-year performance period, from fiscal year 2013 to fiscal year 2015, and will be earned or forfeited based on a performance metric of total shareholder return relative to our peer group.

Awards under the 2013 Plan and any rights under such awards are generally not assignable, alienable, saleable or transferable by participants.

Shareholder Value Added Cash Incentive Plan

As reflected in the tables above, our named executive officers participated in the SVA Cash Incentive Plan, which is designed to promote the maximization of shareholder value over the long term.  The SVA Cash Incentive Plan provides annual cash incentive opportunities based on a comparison of actual annual SVA to target SVA for the year in question.  Performance above target SVA earns an annual cash incentive more than the target annual cash incentive while performance below target SVA earns an annual cash incentive less than the target annual cash incentive.  Under the SVA Cash Incentive Plan, the annual cash incentives earned up to 100% of the target amount are fully paid in cash following the end of that year.

Annual cash incentive amounts earned above 100% of the target amount are paid in installments, with one-third of the above-target amount being paid to the participant in cash after the end of each of the following three years, as long as the named executive officer’s employment with us has not been voluntarily terminated (other than upon retirement) or terminated for cause.  We do not credit participants with interest on amounts subject to payment in installments.  In 2013, the percent of target annual cash incentive actually earned was below 100%.  Therefore, no portion of the annual cash incentive amounts earned for 2013 was deferred and subject to payment in installments.

Supplemental Retirement Plans

The column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table includes amounts attributable to the change in the actuarial present value of the respective accumulated benefits under the Target Supplemental Retirement Plan for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding option and stock awards and stock appreciation rights held by our named executive officers on December 28, 2013, including the number of shares underlying both exercisable and unexercisable portions of each stock option and stock appreciation right as well as the exercise or grant price and expiration date of each outstanding option and stock appreciation right.

OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR-END

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Mark J. Gliebe	25,000	0		29.00	1/3/2015
	35,000	0		36.36	1/27/2016
	35,000	0		48.05	2/6/2017
	35,000	0		42.28	5/2/2018
	28,000	7,000	(4)	42.65	5/8/2019
	25,500	17,000	(5)	61.36	5/5/2020
	26,000	39,000	(6)	72.29	5/4/2021
	0	99,600	(7)	63.56	5/3/2022
	0	63,850	(8)	64.99	5/2/2023
						59,000	(9)	4,343,580
									13,400	986,508
Charles A. Hinrichs	8,000	12,000	(10)	72.29	5/4/2021
	0	25,000	(11)	63.56	5/3/2022
	0	14,625	(12)	64.99	5/2/2023
						13,450	(13)	990,189
									3,075	226,382

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Jonathan J. Schlemmer	8,000	0		29.00	1/3/2015
	8,000	0		36.36	1/27/2016
	6,000	0		44.12	5/1/2017
	6,000	0		42.28	5/2/2018
	4,800	1,200	(14)	42.65	5/8/2019
	3,600	2,400	(15)	61.36	5/5/2020
	6,600	9,900	(16)	72.29	5/4/2021
	0	26,000	(17)	63.56	5/3/2022
	0	16,200	(18)	64.99	5/2/2023
						13,750	(19)	1,012,275
									3,400	250,308
Peter C. Underwood	6,400	9,600	(20)	72.29	5/4/2021
	0	18,000	(21)	63.56	5/3/2022
	0	11,000	(22)	64.99	5/2/2023
						10,400	(23)	765,648
									2,300	169,326
Terry R. Colvin	7,500	0		42.94	9/11/2016
	7,500	0		44.12	5/1/2017
	9,000	0		42.28	5/2/2018
	12,000	3,000	(24)	42.65	5/8/2019
	7,200	4,800	(25)	61.36	5/5/2020
	3,200	4,800	(26)	72.29	5/4/2021
	0	8,200	(27)	63.56	5/3/2022
	0	5,125	(28)	64.99	5/2/2023
						4,950	(29)	364,419
									1,075	79,142

(1)            Exercisable stock options are vested.  Unexercisable stock options vest as noted.

(2)            Restricted stock and restricted stock units vest as noted.

(3)            Based on $73.62 per share closing price of our common stock on the New York Stock Exchange on December 27, 2013.

(4)            These stock appreciation rights vest with respect to 7,000 shares on 5/8/2014.

(5)            These stock appreciation rights vest with respect to 8,500 shares on each of 5/5/2014 and 5/5/2015.

(6)            These stock appreciation rights vest with respect to 13,000 shares on each of 5/4/2014, 5/4/2015 and 5/4/2016.

(7)            These stock appreciation rights vest with respect to 39,840 shares on 5/3/2014 and 19,920 shares on each of 5/3/2015, 5/3/2016 and 5/3/2017.

(8)            These stock appreciation rights vest with respect to 25,540 shares on 5/2/2015 and 12,770 shares on each of 5/2/2016, 5/2/2017 and 5/2/2018.

(9)            16,800 shares vest on 5/4/2014, 18,800 shares vest on 5/3/2015 and 23,400 shares vest on 5/2/2016.

(10)         These stock appreciation rights vest with respect to 4,000 shares on each of 5/4/2014, 5/4/2015 and 5/4/2016.

(11)         These stock appreciation rights vest with respect to 10,000 shares on 5/3/2014 and 5,000 shares on each of 5/3/2015, 5/3/2016 and 5/3/2017.

(12)         These stock appreciation rights vest with respect to 5,850 shares on 5/2/2015 and 2,925 shares on each of 5/2/2016, 5/2/2017 and 5/2/2018.

(13)         3,600 shares vest on 5/4/2014, 4,500 shares vest on 5/3/2015 and 5,350 shares vest on 5/2/2016.

(14)         These stock appreciation rights vest with respect to 1,200 shares on 5/8/2014.

(15)         These stock appreciation rights vest with respect to 1,200 shares on each of 5/5/2014 and 5/5/2015.

(16)         These stock appreciation rights vest with respect to 3,300 shares on each of 5/4/2014, 5/4/2015 and 5/4/2016.

(17)         These stock appreciation rights vest with respect to 10,400 shares on 5/3/2014 and 5,200 shares on each of 5/3/2015, 5/3/2016 and 5/3/2017.

(18)         These stock appreciation rights vest with respect to 6,480 shares on 5/2/2015 and 3,240 shares on each of 5/2/2016, 5/2/2017 and 5/2/2018.

(19)         3,100 shares vest on 5/4/2014, 4,700 shares vest on 5/3/2015 and 5,950 shares vest on 5/2/2016.

(20)         These stock appreciation rights vest with respect to 3,200 shares on each of on 5/4/2014, 5/4/2015 and 5/4/2016.

(21)         These stock appreciation rights vest with respect to 7,200 shares on 5/3/2014 and 3,600 shares on each of 5/3/2015, 5/3/2016 and 5/3/2017.

(22)         These stock appreciation rights vest with respect to 4,400 shares on 5/2/2015 and 2,200 shares on each of 5/2/2016, 5/2/2017 and 5/2/2018.

(23)         2,950 shares vest on 5/4/2014, 3,400 shares vest on 5/3/2015 and 4,050 shares vest on 5/2/2016.

(24)         These stock appreciation rights vest with respect to 3,000 shares on 5/8/2014.

(25)         These stock appreciation rights vest with respect to 2,400 shares on each of 5/5/2014 and 5/5/2015.

(26)         These stock appreciation rights vest with respect to 1,600 shares on each of on 5/4/2014, 5/4/2015 and 5/4/2016.

(27)         These stock appreciation rights vest with respect to 3,280 shares on 5/3/2014 and 1,640 shares on each of 5/3/2015, 5/3/2016 and 5/3/2017.

(28)         These stock appreciation rights vest with respect to 2,050 shares on 5/2/2015 and 1,025 shares on each of 5/2/2016, 5/2/2017 and 5/2/2018.

(29)         1,500 shares vest on 5/4/2014, 1,575 shares vest on 5/3/2015 and 1,875 shares vest on 5/2/2016.

Option Exercises and Stock Vested

The following table sets forth information relating to the number of stock options and stock appreciation rights exercised and the stock awards that vested during the last fiscal year for each of our named executive officers on an aggregate basis.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2013

	Stock Option Awards		Restricted Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark J. Gliebe	—	—	7,600	499,852

Charles A. Hinrichs	—	—	3,618	263,644

Jonathan J. Schlemmer	—	—	600	39,462

Peter C. Underwood	—	—	1,809	131,822

Terry R. Colvin	—	—	2,250	147,983

Retirement Benefits (Target Supplemental Retirement Plan)

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under each non-tax-qualified defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation.  The valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for each of our named executive officers are included under the caption “Retirement Plans” in Note 8 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 28, 2013 and such information is incorporated herein by reference.  The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in our audited financial statements for the year ended December 28, 2013.  The table also reports any pension benefits paid to each named executive officer during the year.

PENSION BENEFITS FOR FISCAL 2013

Name	Plan name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Mark J. Gliebe	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	31	5,686,160	(1)	0

Charles A. Hinrichs	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	3	91,887		0

Jonathan J. Schlemmer	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	5	265,484		0

Peter C. Underwood	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	3	44,661		0

Terry R. Colvin	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	7	257,117		0

(1)         In addition to the seven years that Mr. Gliebe has been employed by us, he has been credited under the Regal Beloit Target Supplemental Retirement Plan with the 24 years for which he had credit under his previous employer’s retirement plan.  When Mr. Gliebe’s benefits are paid under the Target Supplemental Retirement Plan, we will deduct from the benefit owed to Mr. Gliebe those amounts paid by his previous employer under the previous employer’s retirement plan.

Target Supplemental Retirement Plan

Each of our named executive officers participates in the Target Supplemental Retirement Plan, or the Supplemental Plan.  The Supplemental Plan limits participants to officers and other key employees selected by the Committee.  The purpose of the Supplemental Plan is to provide replacement income for executives, which is comparable, on a percentage basis, to the retirement income that other employees are entitled to receive and to provide competitive retirement benefits as compared to our peer group of companies.  The Supplemental Plan does this by supplementing retirement income which is lost to higher paid employees due to Social Security caps and limits on income considered for our qualified retirement plans.  Under the Supplemental Plan, participants are entitled, upon retirement, to receive a target supplemental retirement benefit.  This benefit ensures that a participant receives an annual pension benefit that provides up to a maximum of 60% of compensation replacement by paying a benefit that is equal to two percent of the participant’s average annual earnings, which is comprised of the participant’s base salary (including any base salary that the participant waived) and target annual cash incentives, including annual cash incentives pursuant to the SVA Cash Incentive Plan, during the final five years of service with our company, multiplied by the participant’s years of service with our company (up to a maximum of 30 years), less the participant’s Social Security retirement benefit.  For Mr. Gliebe, the monthly pension benefit payable under the Supplemental Plan is reduced by the amount payable to Mr. Gliebe under his previous employer’s retirement plan.  For Mr. Schlemmer, the monthly pension benefit payable under the Supplemental Plan is reduced by the amount payable to Mr. Schlemmer under the Management Supplemental Retirement Plan (discussed below).

To be eligible to receive benefits under the Supplemental Plan upon termination, a participant must have a minimum of 10 years of continuous service and to have reached the age of at least 58 or to have reached the age of 65.  The Committee has discretion to grant additional years of service and/or revise the retirement age requirement for a participant to qualify for benefits.  As part of the compensation package we offered Mr. Hinrichs when he joined our company in 2010, we reduced the years of continuous service required for him to be eligible to receive a retirement benefit under the Supplemental Plan to 7.5 years.

Management Supplemental Retirement Plan

Prior to April 10, 2012, Mr. Schlemmer did not participate in the Target Supplemental Retirement Plan.  Instead, he participated in a plan that was designed to provide a supplemental retirement income benefit for certain employees who were disadvantaged by the freezing of the Marathon Electric Salaried Employees’ Pension Plan at the end of 2008, which we refer to as the “Management Plan.”  The Management Plan supplemented retirement income which was lost as a result of the freezing of the Marathon Electric Salaried Employees’ Pension Plan. Under that plan, eligible participants are entitled to receive a target supplemental retirement benefit that is equal to a specified percent (0.6743% in the case of Mr. Schlemmer) of the participant’s final average annual earnings, which is the average of the participant’s annual base salary during the final five years of service with our company, multiplied by the participant’s years of service with our company on and after January 1, 2009 (up to a maximum of 30 years).

To be eligible to receive benefits under the Management Plan upon termination, a participant must have (i) a minimum of 7 years of vesting service, (ii) a minimum of 15 years of vesting service and to have reached the age of at least 58, (iii) reached the age of 65, or (iv) become disabled.  Certain participants, including Mr. Schlemmer, receive credit for years of vesting service completed with our company and with their previous employer, General Electric Company.  The Committee has discretion to grant additional years of vesting service and/or revise the retirement age requirement for a participant to qualify for benefits, which discretion has never been exercised.

On April 10, 2012, the Committee approved the participation by Mr. Schlemmer in the Target Supplemental Retirement Plan. To reflect his earlier participation in the Management Plan, the monthly pension benefit payable to Mr. Schlemmer under the Target Supplemental Retirement Plan will be reduced by the amount payable to him under the Management Plan.  This reduction is reflected in the terms of the Participation Agreement that Mr. Schlemmer executed in connection with his participation in the Target Supplemental Retirement Plan.

Potential Payments on a Termination or Change in Control

We have no employment agreements with any of our named executive officers that provide for any benefits prior to a change in control of our company.  We have entered into agreements and maintain plans that require us to provide certain benefits to our named executive officers if we undergo a change in control and if the employment of our named executive officers terminates or is adversely affected under circumstances specified in the agreements and plans.

Termination of Employment Prior to a Change in Control

Under our equity incentive plans, if a named executive officer’s employment with us terminates for any reason other than “cause,” all outstanding stock option and stock appreciation right awards generally expire on approximately the 90th day following the termination, and all unvested restricted stock and performance share unit awards are forfeited, subject, under certain circumstances, to exceptions permitted by the Committee.  If a named executive officer’s employment is terminated for cause, restricted stock and performance share unit awards that have not vested are generally forfeited immediately, and each unexpired and uncancelled stock option or stock appreciation right award, to the extent not previously exercised, terminates immediately.  “Cause” is defined under our equity incentive plans as (i) the participant’s commission of any felony; (ii) the participant’s fraud, dishonesty, theft, embezzlement, disclosure of trade secrets or confidential information or (iii) other acts or omissions by the participant that result in a breach of any fiduciary duty the participant owes to us.

Change in Control without Termination of Employment

Other than the protections provided by our equity incentive plans, we do not maintain any formal severance program for our named executive officers outside of the context of a change in control of our company.  In the context of a change in control, however, our key executive employment and termination agreements with each of our named executive officers as well as our equity incentive plans require us to provide certain benefits to covered named executive officers.  The agreements also provide for enhanced benefits if the employment of the covered named executive officers terminates in connection with a change in control of our company.  A change in control under our agreements with our named executive officers and our existing equity incentive plans generally means any of the following: (i) a person or entity acquires 20% or more of our common stock, (ii) a change occurs in the composition of the board of directors that is not approved by at least two-thirds of the existing directors, (iii) our shareholders approve a merger, consolidation or share exchange other than one that would result in less than a 50% change in ownership of us as the surviving entity, or (iv) our shareholders approve a plan for our dissolution or liquidation.

Under our agreements with our named executive officers, upon a change in control, we are required to cause all restrictions on any restricted stock awards made to the named executive officer prior to the change in control to lapse and to fully and immediately vest all stock options and SARs granted to the named executive officer prior to the change in control.  We are also required, after the change in control, generally to maintain base salaries, fringe benefits, and incentive compensation opportunities at a level equivalent to or higher than the level at which we provided such benefits prior to the change in control.

In addition, in the event of a change in control, under our 2003 Equity Incentive Plan, or the 2003 Plan, and the 2007 Equity Incentive Plan, or the 2007 Plan, any participant holding a stock option or SAR may exercise the option or SAR in full, even if the option was not otherwise exercisable, and has the right to receive, upon sixty days’ written notice to us after the change in control, cash equal to the excess of the change in control price of the shares covered under the surrendered option or SAR over the exercise or base price of the surrendered options or SARs.  On the date of the change in control, any unvested restricted stock awards held by a participant under the 2003 Plan or the 2007 Plan vest in full and each participant has the right, upon sixty days’ written notice to us, to receive, in exchange for the surrender of the restricted stock awards, an amount of cash equal to the change in control price of the restricted stock awards.  Awards made under the 2013 Plan, such as the performance share units granted in 2013, by contrast, are subject to “double-trigger” vesting in a change in control transaction, which means that, if the surviving entity in the transaction agrees to assume the awards, vesting continues and is accelerated only upon a termination of employment without cause or for good reason. If awards are not assumed, then vesting accelerates and performance awards pay out at the higher of trend or target.

If the change in control transaction would trigger the adjustment provisions of our existing equity incentive plans, because, under our 2003 Equity Incentive Plan, or the 2003 Plan, it is a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares, or because, under the 2007 Plan or the 2013 Plan, it is a merger, specified subdivision, combination or dividend of shares, a cash dividend meeting certain requirements, or other event that, in the judgment of the Board or the Committee requires an adjustment to prevent dilution or enlargement of the benefits under the 2007 Plan or the 2013 Plan, the Committee or the Board may make appropriate adjustments to prevent dilution or enlargement of the benefits or potential benefits available under our equity incentive plans.  Under the adjustment provision, the Committee may also determine a cash payment amount to be paid to the holder of any outstanding award in exchange for cancellation of all or a part of the award.  However, under the 2003 Plan, if the event or transaction creates a change in control, then any such payment must be the greatest amount the participant could have received under the change in control provisions described above and, if the Committee determines it is necessary, each share subject to an award may be substituted by the number and kind of shares, other securities, cash or other property to which holders of our common stock are or will be entitled pursuant to the transaction.

Termination of Employment Connected to a Change in Control

The severance benefits provided under our agreements with our current named executive officers are triggered if, during the period starting six months before and ending, in the case of Messrs. Gliebe and Hinrichs, three years or, in the case of Messrs. Schlemmer, Underwood and Colvin, two years, after a change in control of our company, the executive’s employment is terminated.  If the executive’s employment is terminated for cause, or as a consequence of death or disability, our obligations under the agreement are limited to the payment of amounts already earned, plus a prorated portion of any bonus, including annual cash incentives under the SVA Cash Incentive Plan, assuming the performance goal for such bonus had been attained.  We may terminate the executive for “cause” under these agreements if he (i) engages in intentional conduct not taken in good faith that has caused us demonstrable and serious financial injury, (ii) is convicted of a felony which substantially impairs the executive’s ability to perform his duties, or (iii) willfully and unreasonably refuses to perform his duties or responsibilities.

If the executive’s employment is terminated other than for cause or as a result of death or disability, or by the executive with good reason, our full obligations under the agreement will be triggered.  The executive may terminate his employment with “good reason” under the agreements if

•                  we breach the terms of the agreement;

•                  we reduce the executive’s base salary, annual cash incentive opportunity or benefits;

•                  we remove the executive from positions within our company;

•                  the executive determines in good faith that there has been a material adverse change in his working conditions or status;

•                  we relocate the executive; or

•                  we require the executive to travel 20% more frequently than prior to the change in control.

Under the agreements, the executive will receive a termination payment that is equal to, in the case of Messrs. Gliebe and Hinrichs, three times or, in the case of Messrs. Schlemmer, Underwood and Colvin, two times the sum of (1) the executive’s annual base salary then in effect (2) the higher of (i) the executive’s annual cash incentive target bonus for the fiscal year of the termination, which includes annual cash incentive payments under the SVA Cash Incentive Plan, or (ii) the annual cash incentive received in the year prior to the change in control and (3) the value of all fringe benefits.  The agreements with Messrs. Gliebe and Colvin, but not the agreements with Messrs. Hinrichs, Schlemmer and Underwood, also contain a gross-up provision, which provides for additional payments to the executives to compensate them for any excise taxes on payments related to the change in control that may be imposed on the executives under the Internal Revenue Code.  In 2010 we adopted a policy prohibiting such gross-up provisions in future change of control and severance agreements with executive officers, and this policy applied to the agreements we entered into with Messrs. Hinrichs and Underwood in November 2010 and Mr. Schlemmer in May 2011.

The executive also will receive outplacement services, health and life insurance for up to, in the case of Messrs. Gliebe and Hinrichs, three years, or, in the case of Messrs. Schlemmer, Underwood and Colvin, two years, and the reimbursement of certain accounting and legal fees related to calculating the tax impact of these payments.  We will also waive any minimum years of service requirements with respect to supplemental retirement programs, including the Target Supplemental Retirement Plan, and will make a payment equal to the value of any additional retirement benefits the executive would receive if he had remained employed for, in the case of Messrs. Gliebe and Hinrichs, three years, or in the case of Messrs. Schlemmer, Underwood and Colvin, two years.  The executive will also be credited with, in the case of Messrs. Gliebe and Hinrichs, three years’ or, in the case of Messrs. Schlemmer, Underwood and

Colvin, two years’ additional service under any post-retirement welfare benefit plan that we maintain.  Finally, we will pay any performance awards granted under a long-term incentive plan at target as if all performance requirements were met, but offset by any amount paid upon the change in control under the same award.  We do not currently maintain any long-term cash incentive plan and no awards are outstanding to our named executive officers under any such plan.

Tables Summarizing Payments Upon Termination or Change in Control

The following tables describe the potential payments upon termination and change in control.  These tables assume that the triggering event or events occurred on December 28, 2013, the last day of our fiscal year, and the price per share of our common stock was $73.62, the closing market price on the last trading day prior to that date.

The following table sets forth certain information relating to the compensation of Mr. Gliebe, our Chairman and Chief Executive Officer, upon a change in control of our company and following a termination of Mr. Gliebe’s employment.  Mr. Gliebe is not currently eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (2)	Death or Disability
Compensation:
Current Year SVA Annual Cash Incentive		$334,693			$334,693	$334,693
Payment of SVA from Prior Years		329,948			329,948	329,948
Termination Payment					5,761,080
Target Supplemental Plan(3)					7,160,270
Restricted Stock
Unvested and Accelerated				$4,343,580	4,343,580	4,343,580
Stock Appreciation Rights
Unvested and Accelerated				2,030,082	2,030,082	2,030,082
Performance Share Units
Unvested and Accelerated				986,508	986,508
Benefits and Perquisites:
Cash Payment Under Retirement Plans(4)					3,172,916
Post-termination Health & Life Insurance					72,054
Life Insurance Proceeds(5)						700,000
Disability(6)						375,000
Accrued Vacation Pay	$71,154	71,154	$71,154		71,154	71,154
Accounting and Legal Services					15,000
Outplacement Services					92,500
280G Tax Gross-up					7,337,979
Total:	$71,154	$735,795	$71,154	$7,360,170	$31,707,734	$8,184,457	(6)

(1)               Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.

(2)               Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.

(3)               Present value of annuity commencing on retirement and paid monthly for 15 years.

(4)               Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional three years.

(5)               Life insurance death benefit payable only in event of death.  The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(6)              Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(7)               The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Hinrichs, our Vice President and Chief Financial Officer, upon a change in control of our company and following a termination of Mr. Hinrichs’ employment.  Mr. Hinrichs is not currently eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (2)	Death or Disability
Compensation:
Current Year SVA Annual Cash Incentive		$112,167			$112,167	$112,167
Payment of SVA from Prior Years		91,424			91,424	91,424
Termination Payment					2,433,528
Target Supplemental Plan(3)					115,708
Restricted Stock
Unvested and Accelerated				$990,189	990,189	990,189
Stock Appreciation Rights
Unvested and Accelerated				393,674	393,674	393,674
Performance Share Units
Unvested and Accelerated				226,382	226,382
Benefits and Perquisites:
Cash Payment Under Retirement Plans(4)					481,750
Post-termination Health & Life Insurance					52,149
Life Insurance Proceeds(5)						650,000
Disability(6)						99,000
Accrued Vacation Pay	$35,769	35,769	$35,769		35,769	35,769
Accounting and Legal Services					15,000
Outplacement Services					46,500
280G Tax Cutback
Total:	$35,769	$239,360	$35,769	$1,610,245	$4,994,240	$2,372,223	(6)

(1)         Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.

(2)         Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.

(3)         Present value of annuity commencing on retirement and paid monthly for 15 years.

(4)         Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional three years.

(5)         Life insurance death benefit payable only in event of death.  The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(6)         Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(7)         The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Schlemmer, our Chief Operating Officer, upon a change in control of our company and following a termination of Mr. Schlemmer’s employment.  Mr. Schlemmer is not currently eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (2)	Death or Disability
Compensation:
Current Year SVA Annual Cash Incentive		$135,083			$135,083	$135,083
Payment of SVA from Prior Years		76,292			76,292	76,292
Termination Payment					1,938,802
Management Plan(3)					279,526
Restricted Stock
Unvested and Accelerated				$1,012,275	1,012,275	1,012,275
Stock Appreciation Rights
Unvested and Accelerated				481,121	481,121	481,121
Performance Share Units
Unvested and Accelerated				250,308	250,308
Benefits and Perquisites:
Cash Payment Under Retirement Plans(4)					616,923
Post-termination Health & Life Insurance					44,294
Life Insurance Proceeds(5)						650,000
Disability(6)						156,000
Accrued Vacation Pay	$43,077	43,077	$43,077		43,077	43,077
Accounting and Legal Services					15,000
Outplacement Services					56,000
280G Tax Cutback
Total:	$43,077	$254,452	$43,077	$1,743,704	$4,948,701	$2,553,848	(6)

(1)               Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.

(2)               Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.

(3)               Present value of annuity commencing on retirement and paid monthly for 15 years.

(4)               Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional two years.

(5)               Life insurance death benefit payable only in event of death.  The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(6)               Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(7)               The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Underwood, our Vice President, General Counsel and Secretary, upon a change in control of our company and following a termination of Mr. Underwood’s employment.  Mr. Underwood is not currently eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (2)	Death or Disability
Compensation:
Current Year SVA Annual Cash Incentive		$72,969			$72,969	$72,969
Payment of SVA from Prior Years		61,585			61,585	61,585
Termination Payment					1,240,032
Target Supplemental Plan					85,093
Restricted Stock
Unvested and Accelerated				$765,648	765,648	765,648
Stock Appreciation Rights
Unvested and Accelerated				288,778	288,778	288,778
Performance Share Units
Unvested and Accelerated				169,326	169,326
Benefits and Perquisites:
Cash Payment Under Retirement Plans(3)					344,570
Post-termination Health & Life Insurance					44,294
Life Insurance Proceeds(4)						650,000
Disability(5)						51,000
Accrued Vacation Pay	$29,615	29,615	$29,615		29,615	29,615
Accounting and Legal Services					15,000
Outplacement Services					38,500
280G Tax Cutback
Total:	$29,615	$164,169	$29,615	$1,223,752	$3,155,410	$1,919,595	(6)

(1)               Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.

(2)               Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.

(3)               Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional two years.

(4)               Life insurance death benefit payable only in event of death.  The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(5)               Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(6)               The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Colvin, our Vice President, Corporate Human Resources, upon a change in control of our company and following a termination of Mr. Colvin’s employment.  Mr. Colvin is not currently eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (2)	Death or Disability
Compensation:
Current Year SVA Annual Cash Incentive		$51,948			$51,948	$51,948
Payment of SVA from Prior Years		68,608			68,608	68,608
Termination Payment					1,003,160
Target Supplemental Plan(3)					291,358
Restricted Stock
Unvested and Accelerated				$364,419	364,419	364,419
Stock Appreciation Rights
Unvested and Accelerated				284,863	284,863	284,863
Performance Share Units
Unvested and Accelerated				79,142	79,142
Benefits and Perquisites:
Cash Payment Under Retirement Plans					262,389
Post-termination Health & Life Insurance					32,980
Life Insurance Proceeds(4)						650,000
Disability(5)						21,000
Accrued Vacation Pay	$25,769	25,769	$25,769		25,769	25,769
Accounting and Legal Services					15,000
Outplacement Services					33,500
280G Tax Gross-up					606,854
Total:	$25,769	$146,325	$25,769	$728,424	$3,119,990	$1,466,607	(6)

(1)               Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.

(2)               Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.

(3)               Present value of annuity commencing on retirement and paid monthly for 15 years.

(4)               Life insurance death benefit payable only in event of death.  The amount shown reflects only the enhanced death benefits over those offered to employees generally.

(5)               Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(6)               The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

We set forth below a description of the assumptions that we used in creating the tables above.  Unless otherwise noted, the descriptions of the payments below are applicable to all of the above tables relating to potential payments upon termination.

Current Year SVA Annual Cash Incentive

In the event of a termination of the executive upon retirement, death, disability or in connection with or upon a change in control of our company, the executive is entitled to receive a prorated portion of the target award for the current year SVA.  In the event of a voluntary termination other than retirement, the executive is not entitled to a portion of the target award for the current year SVA.

Prior Year SVA Annual Cash Incentive Subject to Installment Payments

In the event of an involuntary termination not for cause or a termination of the executive upon retirement, death, disability or following a change in control, the executive is entitled to receive the balance of the SVA awards from prior years that have not been paid.  Such amounts will be paid as soon as practical following the termination. In the event of a voluntary termination, the executive is not entitled to any deferred SVA awards from previous years.

Stock Options, Restricted Stock, Restricted Stock Units and Stock Appreciation Rights

Under our equity incentive plans, in the event of a termination for death, disability or retirement, other than in connection with a change in control, our Board generally has discretion to fully vest any unvested awards.  The tables assume the Board exercises such discretion and fully vests the stock options, SARs, restricted stock and restricted stock units.  All unvested stock options, SARs, restricted stock and restricted stock units are assumed for purposes of the tables to vest upon a change in control.

Performance Share Units

Under our equity incentive plans, in the event of a termination for death, all outstanding performance awards, including performance share units, will be paid following the end of the performance period based on achievement of the performance goals as if the participant had not died, but prorated based on the portion of the performance period completed at the time of death.  In the event of a termination as a result of disability, all outstanding performance share units will be paid based on the degree to which the applicable performance goals have been attained, but prorated based on the portion of the performance period that the participant has completed at the time of termination.  Upon a change in control, unless the acquiring or surviving entity assumes or replaces the outstanding performance share units, all such units for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount that would have been due under the units if the performance goals measured at the time of the change of control were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target performance goals had been met at the time of the change of control.  The tables assume the payment would be at target.

Life Insurance Proceeds

Life insurance proceeds are the death benefits on company paid life insurance.  No life insurance payments will be made in connection with a termination for disability.

Except as otherwise noted, the following items apply only to a termination in the context of a change in control for Messrs. Gliebe, Hinrichs, Schlemmer, Underwood and Colvin.  We assume the termination is without cause or by the executive with good reason.  Further, we assume that the change in control and the executive’s termination of employment both occurred on December 28, 2013, the last day of our fiscal year.

Supplemental Retirement Plan

In the event of a termination related to a change in control, we will waive the years of service requirement under the Target Supplemental Retirement Plan.  Amounts reported in the table reflect the present value of the accumulated benefit, using a four and eight-tenths percent (4.8%) discount rate.

Equity Acceleration

The executive will be entitled to the vesting of all of the executive’s then unvested stock options, SARs, restricted stock and restricted stock units upon a change in control, assuming that the acquirer does not choose to assume or replace the awards, and all performance share units will be deemed earned assuming that the performance goals were achieved at the time of the change in control based on the better of then-current performance trends or target performance.

Cash Payment Under Retirement Plans

The amounts relating to the cash payments under our retirement plans in the tables above reflect the cash payment that is equal to the value of additional retirement benefits that each executive would have received if he remained employed with our company for an additional three years, in the case of Messrs. Gliebe and Hinrichs, or two years, in the case of Messrs. Schlemmer, Underwood and Colvin.

Post-Retirement Health Care Benefits

The executive will be covered under our health and life insurance for, in the case of Messrs. Gliebe and Hinrichs, three years or, in the case of Messrs. Schlemmer, Underwood and Colvin, two years, unless the executive obtains equal or greater benefits from another employer.  We have assumed the executive will not obtain benefits from another employer.

Accounting and Legal Services

We are obligated to reimburse the executive for up to $15,000 for accounting and legal services related to the calculation of the tax gross-up amount described below under “Section 280G Tax Gross-up or Cut Back.”  The tables assume the entire amount is reimbursed to the executive.

Outplacement

The executive will be entitled to receive outplacement services up to the amount that is equal to ten percent (10%) of the executive’s base salary.  The tables assume the executive will use the full amount of this benefit.

Section 280G Tax Gross-up or Cut Back

Upon a change in control of our company the executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code.  We have agreed to reimburse Messrs. Gliebe and Colvin for all excise taxes that are imposed on them under Section 280G and any income and excise taxes that are payable by them as a result of any reimbursements for Section 280G excise taxes.  We have adopted a policy prohibiting such gross-up provisions in new change of control and severance agreements with executive officers, and this policy applied to the agreements we entered into with Messrs. Hinrichs and Underwood in November 2010 and Mr. Schlemmer in May 2011.  To address Section 280G, the agreements with Messrs. Hinrichs, Schlemmer and Underwood include a “best of” provision pursuant to which, if the amounts payable under the agreement and any other of our plans or agreements with the executive would constitute an excess parachute payment and result in an excise tax being imposed on the executive, then the executive will receive either the full amount of such payments or a lesser amount such that no portion of the payments will be subject to the excise tax, whichever would result in the greater after-tax benefit to the executive.

For Messrs. Gliebe and Colvin, the total Section 280G tax gross-up amount in the above tables assumes that the executive is entitled to a full reimbursement by us of (i) any excise taxes that are imposed upon the executive as a result of the change in control, (ii) any income and excise taxes imposed upon the executive as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed upon the executive as a result of our reimbursement of the executive for any excise or income taxes.  The calculation of the Section 280G gross-up amount in the above tables is based upon a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a state income tax rate of 5.0%.  For purposes of the Section 280G calculation it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to any non-competition agreement.  The payment of the Section 280G tax gross-up will be payable to the executive for any excise tax incurred unless the executive is terminated for cause, death, disability or pursuant to a voluntary termination without good reason.  The calculation of this gross-up assumes we can prove, by clear and convincing evidence, that we did not make the equity-based awards in 2013 in connection with or contemplation of a change in control of our company.

Non-Competition

As a condition to each executive’s entitlement to receive the severance payments and other benefits described in this section, the executive is required to execute a waiver of claims and be bound by the terms of a non-competition agreement which prohibits the executive from working in a business that engages in substantial competition with us, for a period of one year from the executive’s termination of employment.  Our Board may waive this provision.

Risk Assessment of Compensation Policies and Practices

We seek to design our compensation policies and practices to reflect a balanced approach between incentives to achieve short-term and longer-term objectives, both of which we believe will help us achieve sustained growth and success over the long term.  While we recognize that the pursuit of our financial performance objectives and the link between the amount of compensation earned under our incentive arrangements and achievement of the objectives may lead to employee behavior that increases certain risks to our company, we believe that we have designed our compensation programs and policies to mitigate these concerns and help to ensure that our policies and practices are consistent with our risk profile.

Our Board relies on our Compensation and Human Resources Committee to address significant risk exposures facing the company with respect to compensation, with appropriate reporting of these risks to be made to the full Board.  The Committee, with the assistance of management and independent compensation consultants, periodically evaluates our compensation policies and practices to assess whether the risks arising from these policies and practices are likely to have a material adverse effect on our company and to assess the effect on these risks of any changes to our enterprise risk profile.  The Committee did not recommend or implement any material changes in 2013 as a result of its most recent assessment, but has identified or implemented the following measures, among others, that it believes serve to mitigate any risks arising from our compensation policies and practices:

•                                          We use SVA as the performance measure under our annual cash incentive plans for our executive officers and certain of our key non-executive officer employees in part because it ties rewards for participants to both short-term and long-term results that we actually realize.  We believe that SVA is the corporate performance measure that is tied most directly, both theoretically and empirically, to the creation of long-term shareholder value.  By focusing on our financial performance as a function of invested capital, our SVA-based annual cash incentive plans create incentives for prudent investments in assets that are capable of providing strong long-term returns.

•                                          We have capped payouts under our SVA-based cash incentive plan for our executive officers at 200% and any cash incentive amounts earned in a year above 100% of the target amount for the year are paid over time in installments, with one-third of the above-target amount being paid to the participant in cash after the end of each of the following three years, so long as the named executive officer has not voluntarily terminated his or her employment with us or has been terminated for cause.  We believe that capping the maximum annual cash incentive and deferring over three years the payment of any cash incentive amounts earned above the target cash incentive value serve to limit participants’ incentives to take short-term or inappropriately risky measures to increase payouts in any given year.

•                                          Our SAR and RSU awards under our long-term incentive compensation arrangements are subject to five- and three-year vesting periods, respectively, which we believe fosters employee retention and further helps to mitigate incentives to take short-term risks, while encouraging our employees to focus on our sustained growth over the long term.

•                                          We have implemented stock ownership guidelines for certain executives, including our named executive officers, which we believe help to focus our executives on long-term stock price appreciation and sustainability.

•                                          We have adopted a clawback policy requiring us to recoup incentive compensation paid to our executive officers on the basis of financial results that are subsequently subject to a material restatement.

In addition to the SVA-based annual cash incentive plans discussed above, we maintain revenue-based sales incentive compensation programs for certain of our non-executive officer employees at select business units or functions. The eligible employees are generally engaged in sales functions and our general philosophy regarding their compensation is to provide a portion of their compensation on a variable basis to create incentives for them to bring in new customers and/or increase sales to existing customers. We designed the programs to limit the risks that participants will seek to increase their payouts through low-quality sales or short-term revenue accompanied by long-term costs or additional risks by capping the amount of compensation participants may earn under the programs and by not giving the individual participants final authority over which sales are accepted.  We monitor the programs periodically to determine whether our risk-management objectives are being addressed by these features and intend to modify the programs if necessary to reflect changes to our risk profile.

DIRECTOR COMPENSATION

The following table sets forth certain information relating to the compensation of the directors for the last fiscal year other than Mr. Gliebe, who received no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Stephen Burt	$80,000	$115,000	$195,000

Christopher L. Doerr (Chair, Compensation and Human Resources Committee)	$95,000	$115,000	$210,000

Thomas J. Fischer (Chair, Audit Committee)	$87,500	$115,000	$202,500

Dean A. Foate	$85,000	$115,000	$200,000

Henry W. Knueppel	$80,000	$115,000	$195,000

Rakesh Sachdev (Chair, Corporate Governance and Director Affairs Committee)	$88,500	$115,000	$203,500

Carol N. Skornicka	$80,000	$115,000	$195,000

Curtis W. Stoelting	$100,000	$115,000	$215,000

Jane L. Warner(2)	$20,000	$57,500	$77,500

(1)            These amounts reflect the full grant date fair value of all stock awards granted during fiscal 2013, computed in accordance with FASB ASC Topic 718.  As of December 28, 2013, the outstanding number of option awards for Messrs. Burt, Doerr, Fischer, Foate, Knueppel, Stoelting and Sachdev, Ms. Skornicka and Ms. Warner were 0, 20,000, 0, 0, 0, 13,000, 7,000, 0 and 0, respectively.  Each Director was awarded 1,770 shares of restricted common stock during 2013.  As of December 28, 2013, the outstanding number of restricted shares of common stock for Messrs. Burt, Doerr, Fischer, Foate, Knueppel, Stoelting and Sachdev, Ms. Skornicka and Ms. Warner were 5,180, 5,180, 5,180, 5,180, 3,580, 5,180, 5,180, 5,180 and 877, respectively.

(2)           Ms. Warner joined the Board of Directors on July 25, 2013 and, as such, received a pro rata portion of the annual retainer fee and the annual restricted stock award.

Our compensation policies for directors are designed to attract and retain the most qualified individuals to serve on the Board in the industry in which we operate.  The equity portion of director compensation is designed to align directors’ interests with shareholders’ interests.  The non-employee directors are paid the following fees:

•                  Annual retainer fee of $80,000 for each director.

•                  Annual retainer fee of $20,000 for the presiding director.

•                  Annual retainer fee of $15,000 for the chair of the Audit Committee; $10,000 for the chair of the Compensation and Human Resources Committee; and $8,000 for the chair of the Corporate Governance and Director Affairs Committee.

•                  Shares of restricted stock with a value of approximately $115,000 on the grant date.

Each individual non-employee director serving on the Board on April 29, 2013, the date of our 2013 annual shareholders meeting, was awarded 1,770 shares of restricted stock with an effective grant date of May 2, 2013, which was the beginning of the first open window period following the 2013 annual shareholders meeting.  The shares of restricted stock had a grant date fair value of $64.99.  Ms. Warner, who joined the Board on July 25, 2013, was awarded 877 shares of restricted stock on August 1, 2013.  The shares of restricted stock had a grant date fair value of $65.62.

REPORT OF THE COMPENSATION AND

HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management.  Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 28, 2013.

This report of the Compensation and Human Resources Committee has been presented by the following named directors currently comprising the Committee: Christopher L. Doerr (Chairperson), Stephen M. Burt and Dean A. Foate.

COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

The current members of the Compensation and Human Resources Committee of the Board of Directors are Christopher L. Doerr (Chairperson), Stephen M. Burt and Dean A Foate.  There are no interlocks among the Committee members and the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is currently comprised of four directors, each of whom is independent as defined in the NYSE’s listing standards and SEC rules.  The Audit Committee operates under a written charter adopted by the Board.

The Company’s management is responsible for the Company’s internal controls and the financial reporting process, including the system of internal controls.  The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States.  The Audit Committee’s responsibility is to monitor and oversee this process.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company with management and Deloitte & Touche LLP, the Company’s independent auditors.  The Audit Committee has discussed with Deloitte & Touche LLP matters required to be discussed by Auditing Standard No. 16 of the Public Company Accounting Oversight Board, Communications with Audit Committees, and Rule 2-07 of SEC Regulation S-X.

The Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.  The Audit Committee considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scopes and plans for their respective audits.  The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and overall quality of the Company’s financial reporting.

Based on the Audit Committee’s reviews and discussions with management, the internal auditors and the independent auditors referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2013 for filing with the SEC.

This report of the Audit Committee has been presented by the following named directors currently comprising the Committee: Thomas J. Fischer (Chairperson), Curtis W. Stoelting and Jane L. Warner.

PROPOSAL 2:  ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

We are seeking an advisory vote of our shareholders on the compensation of our named executive officers, as required by Section 14A of the Securities Exchange Act of 1934, as amended.  Our Board recommends that you vote in favor of a resolution approving the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the tables and narrative discussion contained in this Proxy Statement on pages 20 to 62.  Since the vote is advisory in nature, the results will not be binding on our Board or our Compensation and Human Resources Committee.  However, if there is a significant vote against our executive compensation policies and procedures, our Board and our Compensation and Human Resources Committee will carefully evaluate whether any actions are necessary to address those concerns.  We intend to hold our next advisory vote on the compensation of our named executive officers at our annual meeting in 2015.

OUR BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.  UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3:  RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2014

Deloitte & Touche LLP has served as our independent auditors since 2002.  The Audit Committee has selected Deloitte & Touche LLP as our independent auditors for 2014, and this selection is being presented to shareholders for ratification.  The Board recommends to the shareholders the ratification of the selection of Deloitte & Touche LLP to audit the financial statements of our company and our subsidiaries for 2014.  Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as our independent auditors for 2014.

If, prior to the Annual Meeting, Deloitte & Touche LLP declines to act or its engagement is otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent auditor whose engagement for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the Annual Meeting.  If the shareholders fail to ratify the appointment of Deloitte & Touche LLP, then the Audit Committee will consider it a direction to select another independent auditor for 2014.  Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent auditor at any time during the year if it believes that such a change would be in the best interests of our company and our shareholders. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to answer appropriate questions and, if they so desire, to make a statement.

Independent Auditor Fees

During the fiscal years ended December 28, 2013 and December 29, 2012, we retained and paid Deloitte & Touche LLP to provide audit and/or other services.  The fees paid to Deloitte & Touche LLP for the years ended December 28, 2013 and December 29, 2012 were as follows:

Audit Fees.  Fees for audit services totaled $4,852,000 in 2013 and $4,396,000 in 2012.  Audit fees included fees and expenses associated with the annual audit, assessment of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally.

Audit-Related Fees.  Fees for audit-related services totaled $86,200 in 2013 and $231,665 in 2012.  Audit-related fees included fees for services in connection with acquisition related diligence projects, employee benefit audits and certain statutory filings.

Tax Fees.  Fees for tax services totaled $1,214,836 in 2013 and $918,870 in 2012.  Tax fees included fees for tax return preparation and reviews, tax consultations and tax advice and planning.

All Other Fees.  There were no such fees paid to Deloitte & Touche LLP in 2013 or 2012.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis.  The Audit Committee approved 100% of the services described under the general categories of Audit-Related Fees and Tax Fees in 2013. The Audit Committee does not consider the provision of these non-audit services by the independent registered public accounting firm to be incompatible with maintaining auditor independence.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2014.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors to file reports of ownership and changes of ownership with the SEC.  The regulations of the SEC require the officers and directors to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such forms furnished to us, or written representations that no Form 5 was required to be filed, we believe that, during the fiscal year ended December 28, 2013, all of our directors and executive officers timely complied with the Section 16(a) filing requirements, except for one executive officer who did not timely file Forms 4 relating to the purchases of Company shares pursuant to reinvestment of dividends in his Company stock account.

Delivery of Proxy Materials to Households

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our 2013 Annual Report to Shareholders and this proxy statement.  Upon oral or written request, we will promptly deliver a separate copy of the 2013 Annual Report to Shareholders and this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered.  Shareholders sharing an address may also request delivery of a single copy of the 2013 Annual Report to Shareholders or proxy statement if they are currently receiving multiple copies of such documents. Shareholders may notify the Company of their requests by calling or writing to Peter C. Underwood, Vice President, General Counsel and Secretary, Regal Beloit Corporation, 200 State Street, Beloit, Wisconsin 53511, telephone number: (608) 364-8800.

SHAREHOLDER PROPOSALS

Proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) that are intended to be presented at the 2015 annual meeting of shareholders must be received by us no later than November 27, 2014 to be included in our proxy materials for that meeting.

Further, a shareholder who otherwise intends to present business at the 2015 annual meeting otherwise than pursuant to Rule 14a-8 (i.e., a proposal a shareholder intends to present at the 2015 annual meeting, but does not intend to have included in our proxy materials) must comply with the requirements set forth in the Company’s Bylaws. Among other things, to bring business before the 2015 annual meeting, a shareholder must give written notice thereof, complying with the Bylaws, to the Secretary of the Company not less than 45 days and not more than 70 days prior to the first anniversary of the date that this proxy statement was first mailed to shareholders. This proxy statement was first mailed to shareholders on March 27, 2014.  Under the Bylaws, if we do not receive notice of a shareholder proposal submitted (otherwise than pursuant to Rule 14a-8) on or prior to February 10, 2015, then the notice will be considered untimely and we will not be required to present such proposal at the 2015 annual meeting.  If the Board nonetheless chooses to present such proposal at the 2014 annual meeting, then the persons named in proxies solicited by the Board for the 2015 annual meeting may exercise discretionary voting power with respect to such proposal.

By Order of the Board of Directors
REGAL BELOIT CORPORATION

/s/ Peter C. Underwood

Peter C. Underwood
Vice President, General Counsel and Secretary

We will furnish to any shareholder, without charge, a copy of our Annual Report on Form 10-K for 2013.  You may obtain a copy of the Form 10-K by writing to Peter C. Underwood, Vice President, General Counsel and Secretary, Regal Beloit Corporation, 200 State Street, Beloit, Wisconsin 53511 or on the Company’s website at www.regalbeloit.com.

M69486-P47411 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxydocs.com/rbc. REGAL BELOIT CORPORATION Dear Shareholder: You are cordially invited to attend the Regal Beloit Corporation Annual Meeting of Shareholders to be held at 9:00 A.M. Central Daylight Time on Monday, April 28, 2014, at the company's headquarters, 200 State Street, Beloit, WI 53511. The accompanying Notice of Annual Meeting and Proxy Statement contains detailed information as to the formal business to be transacted at the meeting. Whether or not you plan to attend the meeting, it is important that these shares be voted. Accordingly, please complete, sign and date the proxy card attached below and return it in the enclosed postage-paid envelope. In the alternative, you have the option to vote these shares by the Internet or telephone as indicated on the reverse side or by attending the meeting and voting in person. Sincerely, REGAL BELOIT CORPORATION PROXY PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON APRIL 28, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Mark J. Gliebe and Peter C. Underwood or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of REGAL BELOIT CORPORATION (the "Company") held of record by the undersigned as of the close of business on March 5, 2014 at the Annual Meeting of Shareholders to be held on April 28, 2014, at 9:00 A.M. Central Daylight Time, at the Company's headquarters, 200 State Street, Beloit, WI 53511, or any adjournment or postponement thereof. For Plan Holders: The undersigned, as a named fiduciary for voting purposes, hereby directs Wells Fargo Bank, N.A. as Trustee for Regal Beloit Retirement & Savings Plan ("the Plan") to vote all shares of common stock of Regal Beloit allocated to my account as of March 5, 2014. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES LISTED IN ITEM 1 AND "FOR" THE PROPOSALS IN ITEMS 2 AND 3. THE PROXIES ARE AUTHORIZED IN THEIR DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. (If you noted any address changes/comments above, please mark corresponding box on reverse side.) SEE REVERSE SIDE SEE REVERSE SIDE Please mark, sign, date and return this card promptly using the enclosed envelope. Address change/comments: continued and to be signed on Reverse Side

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M69485-P47411 REGAL BELOIT CORPORATION 200 STATE STREET BELOIT, WI 53511-6254 For address changes and/or comments, please check this box and write them on the back where indicated. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 25, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ! ! ! ! ! ! ! ! ! PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. for Against Abstain ! ! ! Yes No REGAL BELOIT CORPORATION 1a. Thomas J. Fischer 1b. Rakesh Sachdev 1c. Jane L. Warner 2. Advisory vote on the compensation of the Company's named executive officers. 3. To ratify the selection of Deloitte & Touche LLP as the independent auditors for the Company for the year ending January 3, 2015. Election of Directors 1. The election of directors whose terms would expire in 2017. The Board of Directors recommends a vote FOR all director nominees listed below and FOR Proposals 2 and 3. Vote on Other Proposals In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Please indicate if you plan to attend this meeting. ! ! ! ! ! ! for Against Abstain